UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a – 101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant ☐
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Parker Drilling Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Shareholders and Proxy Statement
March 12, 2009

PARKER DRILLING COMPANY
1401 Enclave Parkway
Houston, TX 77077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
     The Annual Meeting of Shareholders of Parker Drilling Company, a Delaware corporation, will be held on Tuesday, April 21, 2009, at 10 a.m. Central Daylight Time, at the Renaissance Houston Hotel, 6 Greenway Plaza East, Houston, Texas, for the following purposes:
(1)	to elect two nominees to Class I of our Board of Directors for a three-year term;

(2)	to consider and act upon a proposal for the ratification of the selection made by our Audit Committee appointing KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

(3)	to transact such other business as may properly come before the meeting and all adjournments or postponements thereof.
     We will also report our 2008 performance and answer your questions. You will have the opportunity to meet the directors and officers of the Company. In addition, a representative of KPMG LLP, our independent registered public accounting firm, will be present and available to answer appropriate questions.
     The record date for the determination of the shareholders entitled to vote at the Annual Meeting is fixed as of the close of business on February 27, 2009.
     A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose relevant to the Annual Meeting, at the location of the Annual Meeting on April 21, 2009, and during ordinary business hours for ten days prior to the Annual Meeting at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077.
     This year we are furnishing proxy materials to our shareholders using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, on March 12, 2009, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of this Proxy Statement and our 2008 Annual Report. The E-Proxy Notice contains instructions on how to access our 2009 proxy statement and 2008 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of proxy materials, including this Proxy Statement, our 2008 Annual Report and a form of proxy card. All shareholders who do not receive an E-Proxy Notice, including the shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless these shareholders have previously requested delivery of proxy materials electronically. If you received your annual materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to the Proxy Statement and Annual Report on the Internet.
     Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, or, if you received paper copies of the proxy materials by mail, you can vote by mail, telephone or Internet by following the instructions on the proxy card.

     Thank you for your ongoing support and continued interest in Parker Drilling Company. We look forward to seeing you at the Annual Meeting. If you cannot attend the Annual Meeting, please log on to our Web site at http://www.parkerdrilling.com as we will post a summary of the Annual Meeting shortly thereafter.

By order of the Board of Directors,

Ronald C. Potter
Corporate Secretary

PROXY STATEMENT	6
About the Annual Meeting	6
Why am I receiving these materials?	6
Who may attend the meeting?	6
What information is contained in this Proxy Statement?	6
Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?	6
Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?	6
How can I access the proxy materials over the Internet?	7

Who is entitled to vote at the Annual Meeting?	7
How do I vote my shares at the Annual Meeting?	7
How can I vote my shares without attending the Annual Meeting?	7
Vote by Internet	7
Vote by Telephone	8
Vote by Mail	8
What is the deadline for voting my shares?	8

What items of business will be voted on at the Annual Meeting?	8
How does the Board recommend that I vote?	8
Can I change my vote?	9
What happens if additional matters are presented at the Annual Meeting?	9
What constitutes a quorum?	9
What are the voting requirements to approve each of the proposals?	9
Where can I find the voting results of the Annual Meeting?	10
Who can help answer my questions?	10
Is my vote confidential?	10
What should I do if I receive more than one set of voting materials?	10
How may I obtain a separate set of voting materials?	10
Who will bear the cost of soliciting votes for the Annual Meeting?	11
How can I get a list of shareholders?	11
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareholders or to nominate individuals to serve as directors?	11
How may I obtain Parker’s Annual Report on Form 10-K?	12
Where can I find more information about Parker?	12
How can I get a copy of By-Law provisions?	12

PARKER DRILLING COMPANY
1401 ENCLAVE PARKWAY
HOUSTON, TEXAS 77077
PROXY STATEMENT
About the Annual Meeting
Why am I receiving these materials?
The Board of Directors of Parker Drilling Company (“Parker,” the “Company,” “we,” “us” or “our”) has made these proxy materials available to you over the Internet or delivered paper copies of these materials to you by mail in connection with our 2009 Annual Meeting of Shareholders (the “Annual Meeting”) which will take place on April 21, 2009 at 10 a.m. Central Daylight Time, at the Renaissance Houston Hotel, 6 Greenway Plaza East, Houston, Texas. As a shareholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and the information is intended to assist you in voting your shares.
Who may attend the meeting?
You are entitled to attend the Annual Meeting only if you were a Parker shareholder as of the close of business on February 27, 2009, or hold a valid proxy for the Annual Meeting. Your E-Proxy Notice or your proxy card that you received if you requested paper copies of your proxy materials is your invitation to attend the Annual Meeting. If you plan to attend the Annual Meeting, please vote your proxy prior to the meeting, but you may also bring your E-Proxy Notice or proxy card and vote at the Annual Meeting as explained below.
No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.
What information is contained in this Proxy Statement?
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers and certain other required information.
Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
This year, we are using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.
Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?
We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials and some of our shareholders who are living outside the United States, with paper copies of the proxy materials instead of an E-Proxy Notice about the Internet availability of the proxy materials.
In addition, we are providing an E-Proxy Notice of the availability of the proxy materials by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available and a link to the proxy voting website.
How can I access the proxy materials over the Internet?
Your E-Proxy Notice about the Internet availability of the proxy materials or proxy card will contain instructions on how to:
–	View our proxy materials for the Annual Meeting on the Internet; and

–	Instruct us to send our future proxy materials to you electronically by email.
Our proxy materials are also available on our website at http//www.parkerdrilling.com.
Your E-Proxy Notice availability of the proxy materials or proxy card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.
Who is entitled to vote at the Annual Meeting?
Holders of Parker common stock (“Common Stock”) at the close of business on the record date of February 27, 2009, are entitled to vote their shares at the Annual Meeting. On the record date, there were 115,062,733 shares of Common Stock issued and outstanding.
Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, including shares acquired through Parker’s 401(k) plan, and (2) shares held by you as the beneficial owner (or “street name”) through a broker, trustee or other nominee such as a bank.
If you own shares in Parker’s 401(k) plan and do not vote, the trustee of the plan will vote your plan shares in the same proportion as shares for which instructions were received from other participants in the 401(k) plan.
How can I vote my shares in person at the Annual Meeting?
We will pass out written ballots to any shareholder of record who wants to vote in person at the Annual Meeting. However, if you are the beneficial owner of shares held in street name, you must request and obtain a legal proxy, executed in your favor, from the broker, trustee, nominee or other holder of record in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:
Vote By Internet
Shareholders who have received an E-Proxy Notice of the availability of the proxy materials on the Internet may submit proxies over the Internet by following the instructions on the E-Proxy Notice. Shareholders who have received notice of the availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Shareholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.
Vote by Telephone
You do this by following the “Vote by Telephone” instructions on your proxy card. You must have the control number that appears on your proxy card available when voting. If you vote by telephone, you do not have to mail in your proxy card.
Vote by Mail
Shareholders who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:
–	as you instruct, and

–	according to the best judgment of Robert L. Parker Jr. and W. Kirk Brassfield if a proposal comes up for vote at the meeting that is not on the proxy card.
If you do not mark your voting instructions on your proxy card, your shares will be voted:
–	for the election of the two Class I nominees for director,

–	for the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009, and

–	according to the best judgment of Robert L. Parker Jr. and W. Kirk Brassfield if a proposal comes up for vote at the Annual Meeting that is not on the proxy card.
What is the deadline for voting my shares?
If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.
If you are a beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
–	election of two Class I directors, and

–	ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2009.
We will also consider other business that properly comes before the Annual Meeting, although the Company is not aware of any such business at this time.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares “FOR” each of the Class I nominees to the Board and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

Can I change my vote?
If you are a shareholder of record, you can revoke your proxy and change your vote at any time before the proxy is exercised by:
–	timely written notice to the Secretary of the Company,

–	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet, or

–	voting by ballot at the Annual Meeting.
For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee, nominee or other record holder; or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.
What happens if additional matters are presented at the Annual Meeting?
Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant your proxy, the persons named as proxy holders, Robert L. Parker Jr. and W. Kirk Brassfield, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board. We know of no reason why any of the nominees will be unavailable or unable to serve.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person other than as provided under Selection of Nominees for Director Candidates on page 13.
What constitutes a quorum?
The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.
What are the voting requirements to approve each of the proposals?
A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular position on the Board is elected for that position. Abstentions and withheld votes will have no effect on the election of directors. Cumulative voting is not permitted.
The affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for 2009. You may vote “for” or “against” the ratification of appointment of KPMG LLP as our independent registered public accounting firm, or “abstain” from voting.
Votes withheld and abstentions are deemed as “present” at the Annual Meeting, are counted for quorum purposes, and other than for Item 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on routine matters, e.g., the election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009, even if your broker does not receive voting instructions from you.

Where can I find the voting results of the Annual Meeting?
We will announce voting results at the Annual Meeting. We will publish these results in our quarterly report on Form 10-Q for the first quarter of 2009 which will be filed with the Securities and Exchange Commission (“SEC”). A copy of the report will be available in the Investor Relations section of our Web site at http://www.parkerdrilling.com and through the SEC’s electronic data system at http://www.sec.gov. You can get a paper copy by contacting our Investor Relations Department at (281) 406-2030 or the SEC at (202) 942-8090 for the location of the nearest public reference room.
Who can help answer my questions?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact:
Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64854
St. Paul, MN 55164-0854
Toll free: (800) 468-9716
Phone: (651) 450-4064
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed to Parker or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.
What should I do if I receive more than one set of voting materials?
You may receive more than one E-Proxy Notice of internet availability of proxy materials, more than one e-mail or more than one paper copy of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate E-Proxy Notice, a separate email or separate proxy card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one E-Proxy Notice, more than one email and more than one proxy card. To vote all your shares by proxy, you must complete, sign, date and return each proxy card that you receive and vote over the Internet the shares represented by each E-Proxy Notice and e-mail that you receive (unless you have requested and received a proxy card for the shares represented by one or more of those E-Proxy Notices or e-mails). If you would like to combine various accounts of your household into one for purposes of proxy solicitation and voting, please contact our stock transfer agent at (800) 468-9716 and instruct the shareowner services representative to do so.
How may I obtain a separate set of voting materials?
If you share an address with another shareholder, only one set of proxy materials (including our Annual Report to Shareholders and Proxy Statement) is being delivered to this address, unless you have provided contrary instructions to us. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from our transfer agent at:
Wells Fargo Bank, N.A.
Shareowner Services
P. O. Box 64854
St. Paul, MN 55164-0854
Toll free: (800) 468-9716
Phone: (651) 450-4064

Who will bear the cost of soliciting votes for the Annual Meeting?
Parker is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the E-Proxy Notices and these proxy materials and soliciting votes. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of the E-Proxy Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have also hired Georgeson, Inc. (“Georgeson”) to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson a fee of $8,500, plus customary costs and expenses, for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for the costs of forwarding proxy and solicitation materials to shareholders.
How can I get a list of shareholders?
The names of shareholders of record entitled to vote will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 4:30 p.m., Central Daylight Time, at our principal corporate offices at 1401 Enclave Parkway, Suite 600, Houston, Texas, by contacting the Corporate Secretary of the Company.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareholders or to nominate individuals to serve as directors?
You may submit proposals, including director nominations, for consideration at future shareholder meetings.
Shareholder Proposals: In order for a shareholder proposal to be considered for inclusion in the proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Parker at our principal executive offices at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077 no later than November 12, 2009. The 2010 Annual Meeting is currently scheduled for April 22, 2010.
For a shareholder proposal that is not intended to be included in Parker’s Proxy Statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Parker Common Stock to approve that proposal, provide the information required by the By-laws of Parker and give timely notice to the Corporate Secretary of Parker, which, in general, requires that the notice be received by the Corporate Secretary of Parker no later than 90 days and no more than 120 days in advance of next year’s annual meeting. If less than 100 days notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
Nomination of Director Candidates: You may propose director candidates for consideration by the Corporate Governance Committee by submitting the candidate’s name and other relevant information to the Presiding Director of Parker’s Board of Directors at the principal executive offices set forth above. In order to allow time for review of the candidates’ credentials, please submit candidates to the Presiding Director by December 31, 2009. Our procedure for selection of director candidates is described below under “Selection of Nominees as Director Candidates.”
In addition, the By-laws of Parker permit shareholders to nominate directors for election at the Annual Meeting. To nominate a director, the shareholder must deliver the information required by the By-laws of Parker and by Regulation 14A of the Securities Exchange Act of 1934. In addition, the shareholder must give notice to the Corporate Secretary of Parker no later than 90 days and no more than 120 days in advance of next year’s annual meeting. The 2010 Annual Meeting is currently scheduled for April 22, 2010.

How may I obtain Parker’s Annual Report on Form 10-K?
A copy of our 2008 Annual Report on Form 10-K is enclosed. It is part of our Annual Report to Shareholders.
Shareholders may request another free copy of the 2008 Annual Report on Form 10-K from our corporate office address or it may be accessed on our Web site at http://www.parkerdrilling.com.
Where can I find more information about Parker?
Parker maintains a corporate Web site at http://www.parkerdrilling.com and shareholders can find additional information about the Company through the Investor Relations section of the Web site. Visitors to the Investor Relations portion of the Web site can view and print copies of the Company’s SEC filings, including Forms 10-K, 10-Q and 8-K as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee and Parker’s Code of Corporate Conduct and Parker’s Corporate Governance Principles are all available through the Web site. Alternatively, shareholders may obtain, without charge, copies of all of these documents by writing to the Corporate Secretary at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077. Please note that the information contained on Parker’s Web site is not incorporated by reference or considered to be a part of this Proxy Statement.
How can I get a copy of By-Law provisions?
You may contact the Parker Corporate Secretary at our principal executive offices for a copy of the relevant By-law provisions regarding the requirements for making shareholder proposals and nominating director candidates.

GOVERNANCE OF THE COMPANY
Corporate Governance Principles
The Board of Directors (“Board”) has adopted the Company’s Corporate Governance Principles, which comply with the requirements of the corporate governance listing standards of the New York Stock Exchange (“NYSE”). From time to time we may revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of shareholders. Our Corporate Governance Principles are published on our Web site at http://www.parkerdrilling.com in the “About Us” section under “Governance” and a free copy can be obtained by writing to the Corporate Secretary at the Company’s headquarters.
Presiding Director
In accordance with the Corporate Governance Principles, during 2008, Mr. R. Rudolph Reinfrank acted as Presiding Director of the meetings of the non-management directors and at least one meeting of the independent directors, as required by the NYSE corporate governance listing standards. As Presiding Director, Mr. Reinfrank’s responsibilities included (i) acting as the principal liaison between the non-management directors and the Chief Executive Officer, (ii) coordinating the activities of the non-management directors and the independent directors when acting as a group and (iii) receiving and addressing communications from interested parties contacting the non-management directors. During 2008, the non-management directors held three regularly scheduled meetings in conjunction with the regular Board meetings, and the independent directors met separately on at least one occasion. At a meeting of the Board on February 25, 2009, Mr. Reinfrank was appointed to act as Presiding Director in 2009.
Communications with the Board
Shareholders and other parties interested in communicating directly with the Presiding Director, with the non-management directors as a group or with the Board may do so by writing to the Presiding Director, Parker Drilling Company, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077, whose contact information is also provided on our Web site. The Board previously approved a process for handling these communications, which process was re-confirmed by the Board on February 25, 2009, as follows:
•	The General Counsel is to review the correspondence.

•	The Presiding Director has directed the General Counsel to forward all correspondence that relates to human resource matters to the Director of Human Resources.

•	The Presiding Director has directed the General Counsel to forward all non-human resources correspondence to the Presiding Director.

•	The Presiding Director will determine, based on a process and criteria unanimously approved by the non-management directors, whether or not such communication warrants consideration by a committee of the Board or by the entire Board.

•	When appropriate, the Presiding Director will respond to the communication on behalf of the non-management directors or the Board.

•	Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Director of Internal Audit and/or General Counsel in accordance with the Company’s whistleblower policy described below under “Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices.” Such matters are investigated by the Director of Internal Audit and/or the General Counsel, are reported to the Audit Committee and the Audit Committee provides oversight to ensure that any remediation deemed appropriate is completed.
Selection of Nominees as Director Candidates
The Corporate Governance Committee considers candidates for Board membership suggested by its committee members and other Board members, as well as management and the shareholders. The

Corporate Governance Committee also has the authority to retain a third-party search firm to assist in identification of qualified candidates. A shareholder who wishes to recommend a candidate to be considered as a director nominee should notify the Presiding Director in writing at: Presiding Director, Parker Drilling Company, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077, and include any supporting information that the shareholder deems appropriate by December 31, 2009, to enable the Corporate Governance Committee sufficient time to review the qualifications of candidates. The Corporate Governance Committee will also consider whether to nominate any person submitted pursuant to the provisions of the Company’s By-laws described above relating to shareholder nomination.
The Corporate Governance Committee is responsible for reviewing candidates and proposing candidates for director nominees each year. The Corporate Governance Committee Charter includes a provision which requires the Corporate Governance Committee to review the qualifications of any candidate who has been submitted by a shareholder for consideration as a director nominee and advise the Board of its assessment. The Corporate Governance Principles and Corporate Governance Committee Charter do not provide any minimum qualifications, but do provide that the directors should consider independence, diversity, age, skills and experience in the context of the needs of the Board in making its determination of an appropriate candidate.
During 2008, the Board retained the executive search firm of Russell Reynolds to assist the Board in identifying candidates to fill the open Class II director position. Russell Reynolds reviewed the list of candidates generated by the Board and then identified several candidates separately. The combined list of candidates was reviewed by the Board and narrowed to a list of final candidates who were interviewed. Upon completion of the interview process the Governance Committee recommended to the Board that Mr. Gary R. King be nominated as an independent director to fill the vacancy in Class II. The Board unanimously appointed Mr. King as a Class II director and as a member of the Audit Committee on September 30, 2008.
The procedure for evaluating candidates recommended by shareholders is identical to the procedure for evaluating candidates proposed by other directors, management or by a search firm hired by the Corporate Governance Committee.
Director Independence Determination
In accordance with the NYSE corporate governance listing standards, on February 25, 2009, the Board conducted its annual review of director independence to determine whether or not any non-management directors had any material relationships or had engaged in material transactions with the Company, based upon an earlier review and analysis by the Corporate Governance Committee on February 19, 2009. The analysis was based on information obtained from the directors in response to a director questionnaire that each director is required to complete and sign each year, including disclosure of any transaction(s) with the Company in which the director, or any member of his or her immediate family, have a direct or indirect material interest and any transaction(s) in which a director is an employee, or has a family member who is an executive officer, of another company that does business with the Company. The transactions reviewed by the Board are reported under “Certain Relationships and Related Party Transactions” at page 24 of this Proxy Statement. The Board then made a determination whether or not the identified transactions or relationships are addressed in the specific independence criteria of the NYSE corporate governance listing standards, and if so, whether or not these transactions exceeded the objective thresholds for independence. The Board further examined all other transactions and relationships to determine if such transaction(s), irrespective of their magnitude in terms of the objective criteria specified by the NYSE, would otherwise adversely affect the independence of any non-management director who had engaged in any such transaction, by himself or through a company with whom he is employed, or had any relationship with the Company during 2008. As a result of this review, the Board affirmatively determined that, with the exception of Mr. Whalen, former Chief Financial Officer of the Company, who cannot be considered as independent for three years following the termination of his Consulting Agreement on December 31, 2006, all of the non-management directors are independent under the NYSE Corporate Governance Listing Standards on the basis that: (1) no non-employee director has engaged in a transaction or has a relationship with the Company that is contrary to or exceeds the thresholds of materiality as established by the specific independence criteria of the NYSE Corporate Governance Listing Standards at Section 303A.02(b) and (2) in the considered opinion of the entire Board, the transactions of two subsidiaries of the Company with Apache Corporation, a large independent oil and gas producer (“Apache”), of which Mr. Plank is Executive Vice President and Chief Financial Officer, do not create any concern as to the independence of Mr. Plank, nor do they otherwise impair Mr. Plank’s ability to render independent judgment under Section 303A.02(a) of the NYSE Corporate Governance Listing Standards, due to the size of the transactions in comparison to Apache’s gross revenues. Our independent directors are R. Rudolph Reinfrank, John W. Gibson, Jr., Roger B. Plank, Robert E. McKee III, George J. Donnelly, Robert W. Goldman and Gary R. King.
Parker Policy on Business Ethics and Conduct
All of our employees and Board members, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by Parker’s Code of Corporate Conduct to ensure that our business is conducted in accordance with the requirements of law and the highest standards of ethics. The Code of Corporate Conduct contains provisions on financial ethics consistent with the ethics requirements of the SEC that were instituted pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing standards of the NYSE.
The full text of the Parker Drilling Company Code of Corporate Conduct is published on our Web site at http://www.parkerdrilling.com at “About Us” under the “Governance” section. In accordance with SEC rules, we will disclose on our website any future amendments to the Code of Corporate Conduct and any waivers of such code that affect directors and executive officers and senior financial personnel within four business days following such amendment or waiver. A free copy of the Code of Corporate Conduct is also available to anyone who requests it by writing to the Corporate Secretary at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077.
Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices
In accordance with the SEC regulations adopted pursuant to SOX, the Audit Committee has adopted a procedure for the receipt, retention and handling of complaints regarding accounting practices, internal accounting controls and auditing practices. This policy and procedure has been integrated into the Company’s existing “whistleblower” policy, which allows the confidential and anonymous reporting of such matters, including other irregularities, via a “hotline” or over the Internet. Additionally, such complaints can be reported directly to the Director of Internal Audit and/or General Counsel. The hotline number, the Internet site and the contact information for the Director of Internal Audit and General Counsel are provided on the Company’s Web site. The policy provides that the complaints be reported to the Director of Internal Audit and/or General Counsel for review and, if appropriate, they will be forwarded to the Audit Committee for further investigation and handling as the Audit Committee deems appropriate.
Director Education
Parker is committed to ensuring that its directors remain informed regarding best practices in corporate governance. Parker reimburses its directors for the costs of one seminar or training class each year related to their service as members of the Board.
Policy on Director Attendance at Annual Meeting
Parker’s Corporate Governance Principles provide that Board members are encouraged to be in attendance at all meetings including the Annual Meeting of Shareholders. Seven of the eight directors were in attendance at the 2008 Annual Meeting.

Board and Committee Membership
The business of the Company is managed under the oversight of our Board. The Board has regularly scheduled meetings and special meetings as necessary to effectively oversee the business of the Company. Each Board member is expected to attend each meeting unless circumstances make attendance impractical. In addition to meetings of the full Board, the non-management and independent directors have separate meetings among themselves and also have the opportunity to meet with officers and other key personnel and to review materials as requested by and/or provided to them in order to be properly informed as to the business affairs of the Company.
During 2008, the Board held five regularly scheduled meetings, one of which was a two-day “retreat,” and one special meeting. The non-management directors held five regularly scheduled meetings in connection with regular Board meetings and the independent directors met separately on at least one occasion. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All of the incumbent directors attended at least 75% percent of the meetings of the Board and its committees on which they served during their tenure as a director and committee member during 2008.
The following table provides 2008 membership and meeting information for each of the committees of the Board.

Corporate
Name	Audit		Compensation		Governance
Mr. Reinfrank			X	*	X
Mr. McKee			X		X *
Mr. King
Mr. Goldman			X
Mr. Gibson, Jr.	X		X
Mr. Plank	X	*			X
Mr. Donnelly	X

2008 Meetings	16		6		2

*	Chair
The Audit Committee
Audit Committee Independence Determination. At a meeting held on February 25, 2009, the Board reviewed the qualifications of the members of the Audit Committee and determined that, in addition to satisfying the NYSE independence standards, each member of the Audit Committee satisfies the independence requirements of the SEC, pursuant to Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee is currently comprised of Mr. Roger B. Plank, Chairman, and members: Messrs. John W. Gibson, Jr., George J. Donnelly and Gary R. King. Mr. King was appointed to the Audit Committee on September 30, 2008.
Audit Committee Financial Expert. At a meeting held on February 25, 2009, the Board confirmed that in 2005 the Board reviewed the qualifications of each Audit Committee member and unanimously determined Mr. Plank, Chairman of the Audit Committee, meets the requirements of an audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K.
Financial Literacy and Financial Management Experience. At a meeting held on February 25, 2009, the Board reviewed the qualifications of each member of the Audit Committee and determined that each is financially literate and that at least one member has financial management experience as required by the NYSE corporate governance listing standards.
The Audit Committee has four regularly scheduled meetings each year, and schedules additional meetings to review earnings releases and public filings and other matters as the Audit Committee deems appropriate. The Audit Committee also schedules periodic meetings to be held separately with management, the internal auditor, the independent registered public accountant and other officers as the committee deems necessary to properly perform its functions under its charter and other regulatory requirements.
The Audit Committee assists the Board with its monitoring of:
•	the integrity of the Company’s financial statements and internal controls,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent registered public accounting firm’s qualifications and independence, and

•	the performance of the internal audit function and the Director of Internal Audit.
The other specific responsibilities of the Audit Committee are set forth in its charter. The Audit Committee reviewed its charter at a meeting held on February 17, 2009 and approved certain amendments consistent with best practices, which amendments were approved by the Board on February 25, 2009. The Audit Committee charter is available on our Web site at http://www.parkerdrilling.com and in print upon request to: Parker Drilling Company, Corporate Secretary, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077; telephone number: 281-406-2000.
The Compensation Committee
Compensation Committee Independence Determination. In accordance with its charter, the Compensation Committee shall consist of no fewer than three directors, who shall not only meet the independence requirements of the NYSE, but also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code (“IRC”). The Compensation Committee is currently comprised of four members of the Board: Mr. R. Rudolph Reinfrank, Chairman, and members: Messrs. John W. Gibson, Jr., Robert E. McKee III and Robert W. Goldman. Each member of the Compensation Committee is independent in accordance with the NYSE Corporate Governance Listing Standards and satisfies the additional requirements of the SEC and IRC. See page 14 of this Proxy Statement for the independence analysis.
Although the Compensation Committee Charter has no specific requirements regarding the qualifications of its members, the Compensation Committee conducts annual self-evaluations of its performance and the Corporate Governance Committee reviews these evaluations and reports annually to the Board whether or not the Compensation Committee is functioning efficiently and effectively. In addition to remaining informed on the current issues and other matters relevant to the performance of their duties as members of the Compensation Committee, the current members possess a significant amount of management experience in compensation-related issues.
The primary responsibilities of the committee are set forth in its charter, and include without limitation:
•	annually review and approve corporate goals and objectives relevant to CEO compensation,

•	annually evaluate the CEO’s performance in light of those goals and objectives and establish the CEO’s compensation based on this evaluation,

•	annually review and recommend to the Board compensation of the executive officers, other than CEO,

•	annually review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board as deemed appropriate,

•	annual review and define the compensation philosophy of the Company and assist in development and implementation of the compensation policies of the Company consistent with this philosophy,

•	establish the general framework for the rewards and incentives, both long- and short-term, to achieve the goals of the Company’s compensation philosophy,

•	regularly report to the Board on its work,

•	annually review and discuss with management the Compensation Discussion and Analysis (“CD&A”) and the Compensation Committee Report and recommend to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement, and

•	annually review the Compensation Committee Charter.
On February 17, 2009, the Compensation Committee conducted its annual review of its charter and approved certain amendments consistent with best practices, which amendments were approved by the Board on February 25, 2009. The charter can be found on the Company’s website at

http://www.parkerdrilling.com. Alternatively, a print copy can be obtained by writing to: Parker Drilling Company, Corporate Secretary, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077; telephone number: 281-406-2192.
The charter of the Compensation Committee grants the Compensation Committee the authority to retain and terminate its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors. The Company provides appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisers retained by the Compensation Committee.
The calendar of regular meetings of the Compensation Committee, including the agendas for such meetings, are established at the beginning of each calendar year, subject to adjustment for additional meetings to address matters that may arise during the year. The scope of authority of the Compensation Committee is established by its charter, which allows the Compensation Committee to delegate certain authority to other person(s) who are members of the Compensation Committee. The Compensation Committee has delegated limited power within a limited time frame to individual member(s) of the Compensation Committee to make certain decisions within defined parameters.
In 2008, the Compensation Committee convened for six meetings either in person or by telephone. Each of these meetings was attended in part by one or more members of the management team, including the General Counsel, and with one or more representatives of Pearl Meyer & Partners, compensation consultant retained by the Compensation Committee (“PM&P”), in order to obtain information from management, the General Counsel and PM&P that was relevant to the compensation matters that the Compensation Committee was considering and to discuss other compensation and legal issues. During certain of these meetings the Compensation Committee met in executive session. In addition, they met separately with the CEO to address goals and objectives of the CEO and to discuss compensation recommendations of the CEO for other executive officers.
During the first two months of each year, the Compensation Committee customarily meets on two occasions, supplemented by discussions among members, PM&P and management outside normal meeting times to review information, obtain recommendations from the CEO and PM&P and discuss and analyze this information in preparation for its review and analysis of the total executive compensation program of the executive officers, which consists of base salary, annual cash incentive bonus, long-term incentive awards, perquisites and other benefits. In making decisions regarding the total executive compensation, the Compensation Committee reviews and considers the following information and factors:
•	The Company’s executive compensation philosophy, policies and objectives, including the reasons for providing each element of executive compensation,

•	Tally sheets and mockups of executive compensation tables (which will ultimately be incorporated into the proxy statement) containing the following information with respect to each executive officer:
–	Total compensation and the components thereof (base salary, annual incentive bonus, long- term incentive compensation, stock options and grants),

–	Future compensation opportunities including, without limitation, long-term incentive plans,

–	Post-termination compensation,

–	Perquisites, and

–	Certain elements of past compensation,
•	Benefit programs compared to the peer group,

•	The relative pay level within the executive group,

•	Job performance, responsibilities and experience of each executive officer,and

•	Competitive issues relevant to recruiting and retaining executive officers, including benchmarking
Based on the above review and analysis, the Compensation Committee undertook the following actions regarding the executive compensation program during 2008:
•	Reviewed the 3-year long-term equity-based incentive plan and approved the award of restricted stock grants that were earned pursuant to the pre-established performance metrics of the plan,

•	Established the base salary for the CEO and made recommendations to the Board regarding the base salary for other executive officers,

•	Approved the annual incentive bonuses for the executive officers for year 2008,

•	Approved shares of Common Stock available for restricted stock grants to non-executive personnel, and

•	Considered a non-qualified deferred-compensation plan for executives and key employees, but deferred any final determination.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of R. Rudolph Reinfrank, John W. Gibson, Jr., Robert E. McKee III and Robert W. Goldman, all of whom are independent directors. None of the members of the Compensation Committee is or has been an officer or employee of the Company or its subsidiaries.
The Corporate Governance Committee
The Corporate Governance Committee was created and constituted in 2003 by the Board to be responsible for making recommendations to the Board concerning issues relating to certain aspects of corporate governance, including performing the functions of a nominating committee by its review of nominees for candidates for Board positions under principles established in the Company’s Corporate Governance Principles, to recommend Board members for committee positions, to review annually the Corporate Governance Principles, to assess the overall effectiveness of the Board and its committees and report this evaluation to the Board, to make recommendations on director compensation and to set guidelines on Board service. The Corporate Governance Committee is currently comprised of three members of the Board: Mr. Robert E. McKee III, Chairman, and members: Messrs. Roger B. Plank and R. Rudolph Reinfrank, each of whom meet the independence requirements of the NYSE. See page 14 of this Proxy Statement for the independence analysis.
The Corporate Governance Committee also recommends the form and amount of compensation for non-employee directors and the Board makes the final determination. In considering and recommending the compensation of non-employee directors, the Corporate Governance Committee considers such factors as it deems appropriate, including historical compensation information, the level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications. In the past, the Corporate Governance Committee has utilized PM&P to provide market information on non-employee director compensation, including annual Board and committee retainers, Board and committee meeting fees, committee chairperson fees, stock-based compensation and benefits. PM&P also compares and analyzes the current compensation of our non-employee directors with market data and presents the findings to the Corporate Governance Committee.
The Corporate Governance Committee Charter contains the specific duties and responsibilities of the committee. In 2008, the Corporate Governance Committee reviewed numerous candidates to fill the open Board seat in Class II, which candidates were proposed by the Board and an independent search firm retained by the Board. The Chairman and the members of the Corporate Governance Committee discussed the list of candidates among themselves and with the Chairman of the Board of the Company narrowed the list of candidates, after which certain Board members conducted interviews, obtained and reviewed background investigation reports. The Corporate Governance Committee ultimately recommended Mr. Gary R. King be appointed to the Board and as a member of the Audit Committee, which appointment was unanimously approved by the Board on September 30, 2008. At a meeting held on February 19, 2009, the committee reviewed its Charter and approved certain amendments consistent with best practices, which amendments were approved by the Board on February 25, 2009. A copy of the Charter is available on our Web site at http://www.parkerdrilling.com and in print upon request to: Parker Drilling Company, Corporate Secretary, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077; telephone number: 281-406-2000.

BOARD OF DIRECTORS
NOMINEES FOR DIRECTOR (CLASS I) — WITH TERM OF OFFICE EXPIRING AT THE 2012 ANNUAL MEETING OF SHAREHOLDERS
R. RUDOLPH REINFRANK
DIRECTOR SINCE 1993
Mr. Reinfrank, age 53, is a co-founder of Clarity Partners, L.P., a private equity and venture capital firm, and has held the position of managing general partner of Clarity Management, LLC, the General Partner of Clarity Partners, L.P., since 2000. In 1997, Mr. Reinfrank co-founded Rader Reinfrank & Co., LLC, Beverly Hills, California, and served until 2000. From May 1993 through December 1996, Mr. Reinfrank was a Managing Director of the Davis Companies.
ROBERT W. GOLDMAN
DIRECTOR SINCE OCTOBER 2005
Mr. Goldman, age 66, was elected to the Board in October 2005. He retired from Conoco, Inc. in 2002 after 14 years of service, most recently as Senior Vice President, Finance and Chief Financial Officer. Prior to that time, he was employed for 23 years by E. I. du Pont de Nemours & Co. in a variety of domestic and international finance and operating assignments. Since 2002 he has been self-employed as a financial consultant. From 2003 through 2008, Mr. Goldman served as the elected Vice President-Finance of the World Petroleum Council. He is a member of the Financial Executives Institute and a member of the Outside Advisory Council of Global Infrastructure Partners, a private equity fund investing in the global energy, transportation and water infrastructure sectors. He serves on the Board of Directors of El Paso Corporation, McDermott International, Inc. and Tesoro Corporation, as well as the Board of Trustees of Kenyon College, Gambier, Ohio.
CONTINUING DIRECTORS (CLASS II) — WITH TERM OF OFFICE EXPIRING AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS
ROBERT E. MCKEE III
DIRECTOR SINCE FEBRUARY 2005
Mr. McKee, age 62, retired in March 2003 after 36 years with ConocoPhillips and Conoco, Inc., serving the last ten years as Executive Vice President-Worldwide Exploration and Production. He currently serves on the board of directors of Questar Corporation and Post Oak Bank (Houston, Texas). From September 2003 through March 2004, Mr. McKee served as Senior Oil Advisor in Iraq by presidential appointment. He is also a member of the Advisory Committee for the University of Texas Engineering Department and serves on the Colorado School of Mines Advisory Board. He is also Chairman of Enventure, a joint venture company of Shell and Halliburton.
GEORGE J. DONNELLY
DIRECTOR SINCE OCTOBER 2005
Mr. Donnelly, age 70, was appointed to the Board in October 2005. He is a Managing Partner of Lilo Ventures, a venture capital firm, having held this position since 2001. He served as President and Chief Executive Officer of the Houston Hispanic Chamber of Commerce during 2005 and 2006 and as President of the San Jacinto Museum of History from 2000 to 2002. Between 1988 and 2000, Mr. Donnelly served as Vice President of Russell Reynolds Associates and as Vice Chairman of Spencer Stuart Associates, both executive search firms. He began his career at Texaco in 1962 and served in various roles at Texaco and Gulf Oil until 1997, including Vice President of the Worldwide Energy and Minerals Division, Vice President of the Latin American division and head of the Washington, D.C. office. Mr. Donnelly serves on the Board of Directors of the Greater Houston Partnership and the Institute of International Education.

GARY R. KING
DIRECTOR SINCE SEPTEMBER 2008
Mr. King, age 50, is currently an independent advisor. From September 2008 through February 2009, he held the position of Chief Executive Officer of Dubai Natural Resources World. Previously he served as the first Chief Executive Officer of the Dubai Mercantile Exchange from December 2005 until September 2008. From 2001 to November 2005, Mr. King served as Senior Vice President in the Infrastructure Funds and Treasury and Commodities Groups in Macquarie Bank Ltd./Abu Dhabi Commercial Bank, Managing Director at Matrix Commodities DMCC and Regional Head Energy Group and Specialized Funds Group in Dubai at Standard Bank London Ltd. From 1997-2001, he served in senior roles at Emirates National Oil Company, Dragon Oil PLC and Transcanada International Petroleum. From 1994 to 1997, he served as Vice President — Commodities Group for Morgan Stanley (Singapore). From 1983 to 1994, he served in a variety of roles within Exploration and Production and Oil Trading and Supply at Neste Oy (National Oil and Energy Company of Finland), after beginning his career as an exploration geologist in 1980. Mr. King is also a member of the Board of Directors of Kulczyk Oil Ventures. He is a graduate of London University with a Bachelor’s Degree in Petroleum Exploration Geology and a Master’s Degree in Petroleum Exploration Geology from Imperial College, Royal School of Mines.
CONTINUING DIRECTORS (CLASS III) — WITH TERM OF OFFICE EXPIRING AT THE 2011 ANNUAL MEETING OF SHAREHOLDERS
ROBERT L. PARKER JR.
DIRECTOR SINCE 1973
Mr. Parker Jr., age 60, is the Chairman of the Board of Directors and Chief Executive Officer of the Company, having joined Parker in 1973. He was elected Chief Executive Officer in 1991 and appointed Chairman of the Board of Directors on April 28, 2006. He previously was elected a vice president in 1973, Executive Vice President in 1976 and President and Chief Operating Officer in 1977. Mr. Parker Jr. is on the Board of Directors of the University of Texas Development Board, the University of Texas Health Science Center (Houston) Development Board and the International Association of Drilling Contractors. He is the son of Robert L. Parker, Chairman Emeritus.
JOHN W. GIBSON, JR.
DIRECTOR SINCE 2001
Mr. Gibson, Jr., age 51, is the President and Chief Executive Officer of Paradigm B.V., a provider of enterprise software solutions to the global oil and natural gas exploration and production industry, a role he accepted in September 2005. During the period January 2005 through August 2005, Mr. Gibson was an independent consultant. From January 2003 through December 2004, Mr. Gibson held the position of President and Chief Executive Officer of Halliburton’s Energy Services Group, an oil and gas integrated service company, having previously served as President of Halliburton Energy Services since March 2002. Mr. Gibson also served as President and Chief Executive Officer of Halliburton’s Landmark Graphics Corporation from 2000 to 2002, and earlier as Chief Operating Officer. Mr. Gibson is on the advisory board of the Jackson School of Geology at the University of Texas, executive advisory council of American Association of Petroleum Geologists, a director of National KICKSTART Program and a member of the Board of Trustees of Houston Baptist University.
ROGER B. PLANK
DIRECTOR SINCE MAY 2004
Mr. Plank, age 52, is Executive Vice President and Chief Financial Officer of Apache Corporation (“Apache”), having served in this position since May 2000, after serving as Vice President and Chief Financial Officer since July 1997. Mr. Plank previously served as Vice President of Corporate Communications, Vice President of External Affairs and Vice President of Planning and Corporate Development for Apache. He is also a trustee of the Ucross Foundation and President of the Board of Directors of Houston’s Alley Theatre.

DIRECTOR COMPENSATION
Fees and Benefit Plans For Non-Employee Directors
Annual Cash Retainer Fees. In 2008, non-employee directors of the Company received an annual cash retainer fee of $30,000. The full annual retainer fee is paid to all current directors as of the date of the annual meeting. Directors who are appointed during the year receive a pro-rated fee for the remainder of the period until the next annual meeting, but directors who leave the Board prior to serving the entire period between annual meetings do not forfeit any of the annual retainer previously received.
Meeting Fees. In 2008, non-employee directors of the Company also earned a fee of $2,500 for each Board meeting and $2,500 for each committee meeting. Meeting fees are paid for each meeting attended in person or in which they participate by telephone. These meeting fees are accrued and paid quarterly.
Committee Chair Fees. In 2008, the Chairs of the Audit, Compensation and Corporate Governance Committees received an additional fee of $12,000 for their service as a committee chair.
Equity Grants. Non-employee directors of the Company are eligible to participate in the Company’s 2005 Long-Term Incentive Plan, which allows for the grant of stock options and restricted stock grants. In February 2008, after review of the 2008 report of PM&P and considering other factors that the Corporate Governance Committee deemed relevant, the Corporate Governance Committee recommended and the Board agreed to award 15,000 shares of restricted stock to each of the non-employee directors, all of which shall vest on the one-year anniversary date of the award. The Board determined that the number of shares for the annual equity awards for non-employee directors will be fixed at this level for a two-year period.

2008 Director Compensation Table

					Change
					in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or	Stock	Option	Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)	($)
Mr. Reinfrank	77,000	87,196	0	0	0	0	164,196
Mr. Gibson, Jr.	90,000	87,196	0	0	0	0	177,196
Mr. Plank	99,500	87,196	0	0	0	0	186,696
Mr. McKee(3)	74,500	87,196	0	0	0	0	161,696
Mr. Donnelly	82,500	87,196	0	0	0	0	169,696
Mr. Goldman(3)	60,000	87,196	0	0	0	0	147,196
Mr. Whalen	45,000	87,196	0	0	0	0	132,196
Mr. King(4)	22,500	0	0	0	0	0	22,500

Total	$551,000	$610,372	$0	$0	$0	$0	$1,161,372

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, of the 15,000 shares of restricted stock awarded to each non-employee director on March 14, 2008, in accordance with FAS 123R, which represents the only outstanding shares of restricted stock held by non-employee directors that have not vested as of December 31, 2008.

The grant date fair value for this award to each director for the fiscal year ended December 31, 2008 is $89,550, based on the closing price of $5.97 of the Company’s Common Stock on March 14, 2008, which was the grant date.

(2)	As of December 31, 2008, each non-employee director had the following aggregate stock options outstanding: Mr. Reinfrank — 25,000, Mr. Gibson, Jr. — 8,500, Mr. Plank — 15,000, Mr. McKee — 0, Mr. Donnelly — 0, Mr. Goldman — 0, Mr. Whalen — 0 and Mr. King- 0.

(3)	Includes $5,000 for participation in two audit committee meetings.

(4)	Mr. King received a pro-rata annual retainer of $15,000 based on partial year service commencing on September 30, 2008.
Board members are reimbursed for their travel expenses incurred in connection with attendance of Board and committee meetings and for one board education program each year. These amounts are not included in the table above. Employee directors do not receive any compensation for their participation on the Board.
Option/SAR Grants In 2008 To Non-Employee Directors
No stock options or SAR grants were made to non-employee directors in 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Corporate Governance Committee, or its designee, is charged by its charter with reviewing and approving any transactions between the Company and current or former officers or directors and other parties defined as being “related parties” pursuant to the Related Party Transaction Policy of the Company. See “Related Party Transaction Policy” at page 25.
Consulting Agreement
In connection with the retirement of Robert L. Parker Sr. as Chairman of the Board of Directors of the Company, effective April 28, 2006, the Company entered into a Consulting Agreement with Mr. Parker Sr. on April 4, 2006 (the “Consulting Agreement”). The initial term of the Consulting Agreement was two years and provided for:
(i)	Payment of unpaid vacation pay that had accrued through April 30, 2006,

(ii)	A lump sum payment of $397,500 on November 2, 2006, and

(iii)	Monthly payments of $37,500 and $28,750 commencing on May 1, 2006, for two years related to severance and consulting services, respectively, and Medical coverage under the Company’s medical plan for Mr. Parker Sr. and his spouse through April 30, 2008.
The Consulting Agreement requires Mr. Parker Sr. to provide certain services to the Company during the term of the Consulting Agreement, including without limitation, assisting with projects on which Mr. Parker Sr. worked while Chairman of the Board of the Company, bridging relationships with customers and assisting with marketing efforts utilizing relationships developed during Mr. Parker Sr.’s tenure with the Company.
During the term of the Consulting Agreement, Mr. Parker Sr. is required to maintain the confidentiality of any information he obtains while an employee or consultant and to disclose to the Company any ideas he conceives and assign to the Company any inventions he develops. For one year after the termination of the Consulting Agreement, Mr. Parker Sr. is prohibited from soliciting business from any of the Company’s customers or individuals with which the Company has done business, from becoming interested in any business that competes with the Company and recruiting any employees of the Company.
On April 12, 2008, the Company entered into an amendment to the Consulting Agreement, effective May 1, 2008 (the “Amendment”). The terms of the Amendment provide for:
(i)	A monthly payment of $15,000 for May 2008 and monthly payments of $16,000 commencing on June 1, 2008, through and including April 30, 2009,

(ii)	Coverage under the Company’s medical and dental plans for Mr. Parker Sr. and his spouse through May 31, 2008, and

(iii)	Mr. Parker Sr.’s continued representation of the Company on the U.S.-Kazakhstan Business Council.
The remaining terms of the Consulting Agreement not amended by the Amendment shall remain in full force and effect
Mr. Parker Sr. is the father of Robert L. Parker Jr., the Chairman and CEO.
Other Transactions
Mr. Plank is a director and is Executive Vice President and Chief Financial Officer of Apache. During 2008, subsidiaries of the Company received payments of $18.22 million for drilling and rental tool services provided to Apache and its affiliates.
On February 25, 2009, the Corporate Governance Committee reviewed the business between the Company and Apache and determined that it would not impair the independence of Mr. Plank and reported its findings to the Board. See page 14 for the Board’s analysis and determination that the business between the Company and Apache is not material to either company and does not present a conflict of interest or otherwise impair the independence of Mr. Plank or his ability to render independent judgment under the Corporate Governance Listing Standards of the NYSE.
Related Party Transaction Policy
On February 23, 2007, the Corporate Governance Committee recommended, and the Board approved, a formal Related Party Transaction Policy that requires the prior approval by the Corporate Governance Committee of any transaction between the Company and any Related Party. For the purposes of the policy, a Related Party is (i) any senior officer (which shall include, at a minimum, each vice president and Section 16 officer) or director of the Company, (ii) a shareholder owning in excess of five percent of the Company (or its controlled affiliates), (iii) a person who is an immediate family member of a senior officer or director or (iv) an entity which is owned or controlled by a person or entity listed in (i), (ii) or (iii) above, or an entity in which a person or entity listed in (i), (ii) or (iii) above has a substantial ownership interest or control.
INDEMNIFICATION
In accordance with our By-laws, we indemnify our directors and officers to the fullest extent permitted by law. We also have signed agreements with each of the directors and officers contractually obligating us to provide indemnification to each director and officer.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS
Except as noted otherwise, the following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of January 31, 2009, based on 114,909,981 shares issued and outstanding on such date, by (a) all persons known by the Company to be beneficial owners of more than five percent (5%) of such stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table and (d) all directors and the executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.
AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

		RIGHT
	SHARES	TO	PERCENT OF
	OWNED	ACQUIRE	OUTSTANDING
NAME	(#)(1)	(#)(2)	SHARES(3)
FMR LLC **	16,769,932 (4)	0	14.59%
Robert L. Parker Jr.	862,487	0	*
R. Rudolph Reinfrank	44,635	25,000	*
Robert W. Goldman	34,635	0	*
John W. Gibson, Jr.	111,135	8,500	*
Roger B. Plank	229,635	15,000	*
Robert E. McKee III	44,635	0	*
James W. Whalen	301,873	0	*
George J. Donnelly	34,635	0	*
Gary R. King	6,400	0	*
David C. Mannon	504,309	25,000	*
W. Kirk Brassfield	161,375	0	*
Denis Graham	210,970	0	*
Ronald C. Potter	107,531	25,000	*

Directors and executive officers as a group (13 persons)	2,654,255	98,500	2.31%

*	Less than 1%

**	82 Devonshire St., Boston, MA 02109

(1)	Includes shares for which the person:

— has sole voting and investment power, or

— has shared voting and investment power with his/her spouse.

Also includes restricted stock held by directors and executive officers over which they have voting power but not investment power. Excludes shares that may be acquired through stock option exercises.

(2)	Shares that can presently be acquired through stock option exercises and within 60 days of January 31, 2009.

(3)	Shares of Common Stock which are not outstanding but which could be acquired by a person upon exercise of an option within 60 days of January 31, 2009, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4)	Based on information obtained from Schedule 13G/A filed by FMR LLC with the SEC on February 17, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 2008.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2008, our officers, directors and more-than-10-percent shareholders complied with all Section 16(a) filing requirements.

PROPOSALS TO BE VOTED ON
ITEM 1— ELECTION OF DIRECTORS
The By-laws of the Company currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board. The Company currently has nine directors.
Our directors serve staggered terms. This is accomplished as follows:
•	each director who is elected at an annual meeting of shareholders serves a three-year term;

•	the directors are divided into three classes;

•	the classes are as nearly equal in number as possible; and

•	the term of each class begins on a staggered schedule.
In accordance with the recommendation of the Corporate Governance Committee, the Board has  nominated Messrs. Reinfrank and Goldman for election as Class I directors at the Annual Meeting. Mr. Reinfrank was initially appointed as a director by the Board in 1993 and currently serves as Presiding Director, Chairman of the Compensation Committee and a member of the Corporate Governance Committee. Mr. Goldman  was initially appointed as a director by the Board in 2005 and currently serves on the Compensation Committee. Mr. Whalen, age 67, who currently serves as a Class I director, and whose term expires at the Annual Meeting, is not seeking re-election as a director as he has elected to retire from the board as of the date of the Annual Meeting. The Board position being vacated by Mr. Whalen will remain vacant.  The By-laws of the Company provide that any Board vacancies may be filled by the affirmative vote of a majority of the remaining directors.  The Corporate Governance Committee and the Board have not identified anyone to fill the vacancy.  Accordingly, the accompanying proxy solicits your vote for only two directors. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Reinfrank and Goldman. Should either of these two nominees become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Corporate Governance Committee may recommend and the Board may propose to replace such nominee. The Company knows of no reason why either of the nominees will be unavailable or unable to serve. For biographical information on these directors, see page 20. The remaining directors will continue to serve the terms described in their biographies under “Board of Directors” at pages 20 and 21.
Each of the two nominees for director this year currently is a director of the Company and has consented to serve a three-year term.
The Board of Directors recommends a vote FOR these nominees.
ITEM 2 — RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has engaged KPMG LLP (“KPMG” or “independent accountants”) to serve as our independent registered public accounting firm for 2009. Shareholders are being asked to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for 2009. If the shareholders do not ratify the appointment, the Audit Committee will re-consider the appointment. Representatives of KPMG will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement should they desire to do so.
On March 9, 2007, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors, effective March 9, 2007.
During the Company’s fiscal years ended December 31, 2006 and 2005, and in the subsequent interim period through March 9, 2007, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the financial statements of the Company for such year and interim period. Also, during those time periods, there were no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.
PwC’s reports on the financial statements of the Company for the fiscal years ended December 31, 2006 and 2005 neither contained an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
On March 15, 2007, the Audit Committee engaged KPMG as the Company’s independent registered public accounting firm for its 2007 fiscal year.
During the Company’s fiscal years ended December 31, 2006 and 2005, and in the subsequent interim period through March 15, 2007, the Company did not consult with KPMG with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.
Audit Committee Report
The following report does not constitute “soliciting material” and should not be deemed “filed” or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference in such filing.
The Audit Committee is responsible for providing independent, objective oversight of Parker’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting, audit processes and compliance with laws, regulations and Company policies. The Audit Committee oversees the financial reporting process on behalf of the Board, reviews the financial disclosures and meets privately with the independent accountants to discuss the internal accounting control policies and procedures. The Audit Committee reports on these meetings to the Board.
The Audit Committee operates pursuant to a charter, which sets forth the duties and responsibilities of the Audit Committee, which duties are summarized on page 16 of this Proxy Statement. While the committee has certain duties as set forth in the charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting rules and regulations, as these functions are the responsibility of management and the independent accountants. In the performance of its oversight function, the Audit Committee addressed the following specific matters:
•	Reviewed quarterly financial statements, the 2008 year-end audited financial statements (10-K) and earnings releases, including disclosures made in the management discussion and analysis, the quality of the accounting principles, the reasonableness of significant judgments and the sufficiency of the disclosures and discussed them with management and the independent accountants,

•	Received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning the independence of the independent accountants, and discussed with the independent accountants and confirmed the independence of the independent accountants,

•	Engaged in private discussions with the independent accountants to discuss matters relevant to the planning and implementation of the Company’s audit,

•	Discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 114, including without limitation, the quality as well as the completeness and accuracy of the financial statements,

•	Discussed with management and the independent accountants significant financial and reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including all critical accounting policies and practices and alternative treatment of financial transactions,

•	Discussed with management the Company’s use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies,

•	Met regularly with the Director of Internal Audit (including private meetings), reviewed reports prepared by the internal auditing department and management responses and approved the scheduling, budget and staffing of the planned scope of internal audits,

•	Discussed with management various matters regarding the compliance of the Company and its subsidiaries with the Company’s Code of Corporate Conduct, including the Foreign Corrupt Practices Act,

•	Discussed with management and the independent accountants the effect of major legislative, regulatory or accounting initiatives as well as any off-balance sheet structures on the Company’s financial statements,

•	Discussed with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including policies regarding risk assessment and risk management policies,

•	Discussed certain legal matters with counsel,

•	Received a report describing all related party transactions from the Corporate Governance Committee,

•	Maintained oversight over the anonymous reporting, including a third-party hotline service, of any alleged accounting or audit complaints or other irregularities consistent with the requirements of the SEC pursuant to SOX and reviewed matters with the Director of Internal Audit and General Counsel that were reported to ensure they were properly investigated and that appropriate remedial action was taken when necessary,

•	Pre-approved the fees charged by the independent accountants for services performed in 2008 in accordance with the pre-approval policy adopted by the Company in 2004. These fees are set forth in the table immediately following this report,

•	Monitored the Company’s compliance with internal controls over financial reporting pursuant to Section 404 of SOX,

•	Met privately with the independent accountants at various times throughout the year,

•	Directed investigations involving certain of the Company’s foreign operations, including several meetings with the special counsel retained to represent the Audit Committee,

•	Retained KPMG LLP as the independent registered public accounting firm of the Company for 2009, and

•	Reviewed the report on internal control over financial reporting filed pursuant to Section 404 of SOX, which report did not note any material weaknesses, and discussed with management the adequacy of changes in internal control over financial reporting to address minor issues.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2008 be included in Parker’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.
Respectfully submitted,
Roger B. Plank, Chairman
John W. Gibson Jr.
George J. Donnelly
Gary R. King

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s financial statements for the year ended December 31, 2008, and the prior, interim period from March 9, 2007 through December 31, 2007, and fees billed for other services rendered by KPMG during the same respective periods.

	2008	2007
Audit fees: (1)	$1,408,160	$1,030,612
Audit-related fees: (2)	$0	$5,670
Tax fees:(3)	$146,019	$140,000
All other fees:(4)	$183,778	$254,437

Total	$1,737,957	$1,430,719

(1)	Audit fees consisted of audit of the annual financial statements, quarterly reviews of financial statements, statutory audits of foreign subsidiaries, assistance in any required filings with the SEC and the SOX internal control audit.

(2)	Audit-related fees consisted primarily of audits of benefit plans.

(3)	Tax fees consisted principally of assisting Company affiliates in the preparation of foreign tax returns and other tax consultations.

(4)	All other fees consisted primarily of fees incurred in connection with the Company’s 8-K relating to certain financial statements matters and Compliance Process Analysis.
100% of all audit fees and allowable non-audit fees were pre-approved by the Audit Committee in accordance with the pre-approval policy.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In response to these rules, the Audit Committee established a policy in April 2003, which was amended in January 2004, in connection with the pre-approval of all audit and permissible non-audit services provided by the independent accountants, which policy was attached to the 2004 Proxy Statement. Such services are pre-approved to a specific dollar threshold. All other permitted services, as well as proposed services exceeding such specified dollar thresholds, must be separately approved by the Audit Committee.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
Our compensation philosophy is to provide competitive total compensation to our executive officers that rewards performance and is appropriate considering all relevant factors and circumstances. We believe that the goals and objectives of our compensation philosophy are best served by adhering to the following principles:
•	First, to tie a significant portion of executive compensation to our performance, taking into consideration pre-established financial objectives, operational objectives and personal performance objectives that are aligned with the goals of our Five-Year Strategic Plan,

•	Second, to maintain a compensation philosophy that conveys to our shareholders that our executive compensation is aligned with our shareholders’ interests,

•	Third, to design each component of executive compensation to be competitive with the compensation practices of peer companies, and

•	Fourth, to use a mix of salary, annual incentives and long-term incentives to attract and retain highly qualified personnel.
We have adopted this philosophy because we believe it is important to our success, which is directly affected by our ability to attract and retain the type of highly qualified personnel who are motivated to achieve our business goals and thereby increase shareholder value.
Administration
Compensation Committee. Our executive compensation program is administered by the Compensation Committee (referred to in this discussion and analysis as the “committee”) in accordance with the charter of the committee and other corporate governance requirements of the SEC and the NYSE. We describe the specific duties and responsibilities of the committee and the process the committee utilizes in making compensation decisions in this Proxy Statement under “Governance of the Company—The Compensation Committee” at page 17.
Compensation Consultant. The committee has engaged PM&P upon the terms that the committee has negotiated with PM&P, to advise the committee on certain compensation issues from time to time as discussed below. The assignments of PM&P are determined primarily by the committee, although management may have input into these assignments. The committee considers PM&P to be independent based on the following factors:
•	the committee has the ability to hire and fire PM&P,

•	PM&P receives substantially all of its assignments from the committee with regard to executive compensation matters, and

•	PM&P has performed only limited work for management in connection with its extensive database for the industry and its application to employee incentives and general compensation and routinely reports this work to the committee.
During 2008, the committee engaged PM&P to provide the following compensation consulting services:
•	Compile financial performance norms for the Company’s peer group in the oil and gas drilling business which were used by the committee to analyze the Company’s performance in connection with the peer group compensation data,

•	Compile peer group compensation data to assist the committee in establishing executive compensation for the Chief Executive Officer and recommending competitive compensation for other executive officers,

•	Review the Incentive Compensation Program plan document and advise on expatriate labor issues and recommend revisions, including addition of a clawback provision, and

•	Review employment contracts and advise on recommended revisions in accordance with current competitive practices.
Roles of Executives in Establishing Compensation. The Chief Executive Officer plays a key role in determining executive compensation for the other executive officers. The Chief Executive Officer attends the meetings of the committee regarding executive compensation and discusses his recommendations with the committee, including his evaluation of the performance of the executives in arriving at his recommendations, which is based on his direct evaluation of such officers and/or the evaluations of the supervisors to whom such officers report when the officers do not report directly to the Chief Executive Officer. These recommendations are considered by the committee, along with other relevant data from PM&P, in determining its recommendations regarding the base salary for such executive officers.
Compensation Program’s Design
Overview
For the fiscal year ended December 31, 2008, the total compensation package for the executive officers consisted of a mix of:
•	Base Salary,

•	Annual Incentive Compensation Bonus,

•	Long-term Incentive Compensation,

•	Post-termination benefits, and

•	Employee benefits and perquisites.
We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for high performance with current and potential financial rewards. We pay salary as compensation that is fixed, and not contingent on performance compared to pre-established goals, at a level we believe is sufficient to be competitive. We provide employee benefits such as medical and life insurance, disability and travel accident and 401(k) plans that are provided to our salaried employees generally.
A significant portion of the amount of additional compensation that our executives may receive is contingent or “at risk” and may not provide any actual compensation depending upon how well or poorly the executive and the Company performs. Further information on the relative size of the different elements of compensation is contained in this discussion under “Relative Size of Major Compensation Elements” below. We think this mix of fixed and variable compensation will motivate our executives to achieve our business goals and thereby increase shareholder value.
Mix and Allocation of Compensation Components. The general mix of compensation (base salary, plus annual incentive compensation bonus, plus net present value of long-term grants) for target-level performances and maximum-level performance (multiple of 2 times targeted percentages) respectively will range as follows, depending upon the executive.

Chief Executive Officer:	Base salary = 15% to 25%

Bonus compensation at target = 15% to 25%

Long-term compensation annualized = 50% to 60%

Other executive officers:	Base salary = 20% to 35%

Bonus compensation at target = 15% to 25%

Long-term compensation annualized = 45% to 55%
Benchmarking. We use benchmarking as one of several tools in determining the appropriate base salaries, annual incentives, long-term incentives and other financial benefits that comprise the total compensation for the executive officers. While we believe that competitiveness is a key element in obtaining and retaining quality personnel, there are limitations on comparative pay information in regard to establishing individual executive compensation, including difficulty in comparing equity gains and other compensation. Therefore, the committee exercises discretion as to the nature and extent of its use of benchmarking data.
The committee reviews the composition of the peer group on an annual basis to ensure it is appropriate for comparative purposes, utilizing input from senior management and PM&P. After the most recent review, the committee determined to expand the list of peer companies to the following: Allis-Chalmers, Basic Energy Services, Inc., Precision Drilling, Helmerich & Payne, Inc., Nabors Industries, Ltd., Pioneer Drilling Co.,, Hercules Offshore, Inc., Key Energy Services, Inc., Tetra Technologies, Inc. and Weatherford International, Inc. The committee believes these companies are appropriate peers for the committee to utilize for comparative purposes in designing the executive compensation programs based on the following factors:
•	each is a direct competitor for drilling business and/or management personnel,

•	each is considered a peer company by certain industry analysts who specialize in tracking the oil and gas drilling industry,

•	each is perceived as generally comparable by the shareholder community based on similarities in the nature of the business, customers and business cycles, and

•	each faces similar financial challenges and risks.
The use of benchmarking is subject to the committee’s overall determination as to what compensation is appropriate, considering all the relevant factors and circumstances, including a review of historic increases in compensation, assessing internal pay equity and monitoring how well current executive compensation programs are achieving the goals of the Company’s compensation philosophy.
In evaluating the data from peer companies, the committee takes into account differences in the size of individual peer companies by using size-adjusted data provided by PM&P as part of its comparative analysis. The committee uses the size adjusted data as a basis to include both smaller and larger companies in the peer group similar to the method used by the investment community and ISS Governance Services, a unit of RiskMetrics Group, in comparing the Company to peer companies. The committee, in monitoring the peer industry practices, may, over time, make slight modifications to the peer group due to consolidations within and for new companies entering the drilling industry. The committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the Company as part of the committee’s competitiveness evaluation.
Relative Size of Major Compensation Elements. Consistent with our total executive compensation philosophy set forth in the initial section of this analysis, in establishing or recommending executive compensation, the committee considers the total compensation payable to an executive officer and the form in which the compensation will be paid. The committee seeks to achieve a balance between immediate cash rewards, including the fixed portion and the portion that is payable for the achievement of company-wide and personal objectives, and long-term incentive compensation designed to retain executives and ensure that a major portion of the total executive compensation varies with shareholder value. The committee determines the size of each element based primarily on:
•	the achievement of Company performance goals based on our Five-Year Strategic Plan,

•	market practice determined from benchmarking data from our peer group, and

•	individual performance.
The percentage of compensation that is contingent, or “at risk,” incentive compensation typically increases in relation to an executive officer’s responsibilities within the Company, with contingent incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers. See “Mix and Allocation of Compensation Components” above. The committee’s rationale for this mix is the committee’s belief that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance relative to peer companies more closely aligns the executive officer’s interests with those of our shareholders. However, the committee is aware that during economic downturns the fixed components of compensation become more important factors in retention as financial goals are more difficult to achieve, which brings with it the increased possibility that annual and long-term incentive plans will generate diminished, and perhaps uncompetitive, overall compensation. As a result, the committee believes that under these circumstances it may be appropriate to increase the percentage of fixed compensation.
Internal Pay Equity. In addition to ensuring that our executive compensation is competitive through the use of benchmarking, we also analyze the relative levels of compensation within the executive officer group to ensure that the compensation is internally appropriate based on the individual responsibilities and contributions of each executive officer. Based on prior analyses of PM&P, inc comparing the Company’s Chief Executive Officer compensation against the compensation of the other named executive officers of the Company, the committee determined that the compensation of the Company’s officers was appropriate when compared to the relative compensation of similar officers of its peer companies.
Tally Sheets/Compensation Tables. The committee relies upon data compiled by the Company and PM&P that provides the committee with comprehensive information regarding all the elements of actual and potential future compensation that comprise the total compensation package of each executive officer. This information is compiled in tally sheets or in the form of draft mockups of executive compensation tables that are later finalized and incorporated into the executive compensation tables in this Proxy Statement. This includes the dollar amount of each element of the executive officer’s compensation, including current cash compensation (base salary and annual incentive bonus), outstanding equity awards, benefits and perquisites. This information includes not only the potential restricted stock grants (minimum, target and maximum) from long-term incentive plans, but also the potential payouts in post-termination and change of control situations pursuant to provisions contained in the employment agreements of the executive officers. This provides the committee with all the relevant information necessary to determine whether or not the balance between long-term and short-term compensation, as well as fixed and contingent compensation, is consistent with the overall compensation philosophy of the Company. This information is also utilized in the committee’s analysis of each element that comprises the total direct compensation for the executive officers to ensure that the total compensation package for each executive officer is appropriate considering all relevant factors and circumstances.
Elements of Total Compensation
Base Salary. We review base salaries annually and target salary compensation at or near the median base salary practices of the market, but we may exercise discretion to deviate from market-median practices for individual circumstances as we deem appropriate to achieve the Company’s compensation goals and to ensure that the total compensation package is appropriate considering all relevant information.
The committee used benchmarking as a tool to target base salaries for 2008 generally within 10 percent of the median of comparable positions within the peer group. This tool was used in conjunction with evaluations of each executive’s performance, responsibilities and experience. In making our adjustments to base salary, we also considered past compensation paid to each executive. The 2008 base salaries are reported in the Summary Compensation Table which follows this Compensation Discussion and Analysis, including narrative information as appropriate.
Annual Incentive Compensation Plan (ICP). The ICP is the short-term incentive compensation element of our executive officer compensation program awarded on an annual basis. It is a cash-based performance incentive program designed to motivate and reward our executive officers and approximately 120 other employees for their contributions to annual factors and business goals that we believe drive our earnings and creates shareholder value. The ICP is an authorized incentive plan under the 2005 Long-Term Incentive Plan (“2005 LTIP”), which was approved by the shareholders in 2005 and which authorizes the committee to approve and administer such incentive plans.
In 2008, the committee and the Board approved some revisions to the terms and conditions that govern the administration of the ICP, including a clawback provision. The clawback provision allows the committee to exclude an executive from participating in the ICP or to seek reimbursement of a previously paid ICP bonus in cases where it was determined that the executive engaged in certain misconduct, as defined in the ICP document.
In March 2008, the Committee approved each performance metric and its related performance measure targets for each performance metric of the 2008 ICP. The performance metrics to determine the amount of this annual cash incentive compensation for the executive officers were developed in alignment with the Company’s Five-Year Strategic Plan and the 2008 budget (which was approved by the Board). The ultimate payout of annual cash incentive compensation is based on annual attainment of these pre-established performance measure targets. The payout of the ICP could range from 0% to a maximum payout of 200% of base salary for the Chief Executive Officer, 150% for the Chief Operating Officer and the Chief Financial Officer, 100% for the other vice-presidents and 80% for the Principal Accounting Officer. The upper end of these payout ranges could provide award values which would compare to the upper 25% of the peer group.
Actual performance measured against a scorecard of specific performance measures and associated targets established during the first quarter of each year drives the amount of the payout for each individual. The target payout of any performance metric is based on the budgeted factor. The minimum, target/budget and maximum payouts for 2008 under the ICP are described in the table titled: “2008 Grants of Plan-Based Awards Table” found on page 45 of this Proxy Statement. Each performance metric is weighted relative to its potential impact on the performance of the Company which aligns the interests of the shareholders with the executive officers’ performance. For each of the named executive officers, 80% of the ICP in 2008 was based on achievement of four performance metrics that are closely aligned with our shareholders’ interests, i.e., net income results (30%), Company EBITDA, or “earnings before interest, taxes, depreciation and amortization” (25%), stock performance (15%) and return on capital employed (“ROCE”) (10%). The other performance metrics in 2008 were safety (10%) and controlling general and administrative costs (10%).
In addition to the performance metrics described above, two negative performance metrics were built into the 2008 ICP. The negative performance metrics were (i) the occurrence of events that could have resulted in a catastrophic loss (5% deduction) and (ii) the failure rate of testing of internal controls pursuant to SOX in excess of a certain threshold (5% deduction). These negative performance metrics were included not only because they represent management’s concern about safety and the integrity of our financial statements, but also because management and the Board believe there is a direct correlation between the Company’s performance and safety and financial integrity. As a result, these metrics have a direct impact on our shareholders. If any negative performance metric is triggered, the result would be a decrease in total payout of 5% per metric.
A multiplier, or performance index, is determined based on the results for each performance metric and the weighting of each performance metric. For example, a performance index of 1.0 for the executive officers means that the Company achieved the budgeted goals for such performance metric. After reviewing the financial results and other information of the Company for 2008, the committee determined that the overall performance score based on reported financials was .52. The committee recognized that the scorecard for the leadership team (comprising 5 of the 6 executive officers) was adversely affected by the required goodwill writedown related to the Company’s U.S. barge drilling assets and rental tools businesses under Financial Accounting Standard 142. After reviewing a valuation of an independent third party of the rental tools business, discounted cash flows for the U.S. barge drilling assets and other relevant information, the committee determined that there was no impairment to the actual value of these assets and elected to use its discretion and not consider the goodwill writedown in its determination of the 2008 ICP payout. However, upon further consideration, the committee determined that a significant reduction in the 2008 ICP was warranted due to certain operational issues that had negatively affected the Company’s performance and to take into account current and anticipated market conditions. Although a larger reduction was considered, in balancing the negative operational issues against the positives strides that the Company has made to improve its long-term competitiveness with several key awards, in addition to resolving certain other long-term unsatisfactory issues, the committee determined to reduce the performance index for the leadership team by 20%, resulting in a final performance index of 1.03. This determination resulted in a reduction in the 2008 ICP for the leadership team from $2.1 million to $1.69 million.

The performance metrics and performance measure targets for the ICP and the actual results for 2008, with and without the goodwill write-down, and the final performance index after the 20% reduction, are set forth below:

					Performance Results
				2008	2008	Perfor-	Perfor-
	2008 Performance Metrics			(actual	(eliminating	mance	mance
		Target		reported	goodwill	Index (as	Index
	Min	/Budget	Max	financials)	writedown	reported)	(adjusted)
Net Income ($ MM)	$60.9	$76.1	$91.3	$25.6	$103.4	—	2.00
Company EBITDA ($MM)	$243.3	$286.4	$329.3	$273.8	$273.8	0.85	0.85
Stock Performance (Relative to peers)	-10%	0%	+20%	-5%	-5%	0.74	0.74
ROCE (%)	7.6%	9.6%	11.6%	3.0%	11.7%	—	2.00
Safety (TIRR)	1.18	.95	.83	0.66	0.66	2.00	2.00
Controllable G & A ($)	$31.4	$28.5	$25.7	$41.7	$41.7	—	—
SOX Deficiencies				None	None	—	—
Potential Catastrophic Incidents				None	None	—	—
Overall score						0.52	1.32

Committee reduction of 20%							(.26)

Final performance index							1.03
The actual payouts for the named executive officers for 2008, based on the final performance index are included in the Summary Compensation Table immediately following this Compensation Discussion and Analysis.
Long-Term Incentive Plan. Our 2005 LTIP also allows for the granting of long-term incentive awards in the form of cash, stock options, restricted stock or stock appreciation rights and they can be based on profits, profit-related return ratios, return measures (including, but not limited to, return on assets, capital, equity, investment or sales), cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments), earnings (including, but not limited to, total shareholder return, earnings per share or earnings before or after taxes), net sales growth, net earnings or income (before or after taxes, interest, depreciation and/or amortization), gross operating or net profit margins, productivity ratios, share price (including, but not limited to, growth measures and total shareholder return), turnover of assets, capital or inventory, expense targets, margins, measures of health, safety or environment, operating efficiency, customer service or satisfaction, market share, credit quality and working capital targets, all of which are referenced in the 2005 LTIP. We choose from among these metrics the specific metrics which we judge will result in management of the business in a manner that increases shareholder value and are appropriate for the peer group within the drilling industry. In addition, the awards are heavily dependent on the Company’s shareholder value performance against the Company’s peers.
The committee believes that the interests of our shareholders are best served when a significant percentage of our executives’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of our Common Stock and other indicators that reflect improvements in business fundamentals relative to our peers. We also intend for our equity-based incentive awards to act as a retention tool for our executives. By using time vesting conditions on equity awards, we believe such awards provide the intended retention benefits. Consistent with our compensation philosophy, the committee seeks to target equity-based and other long-term incentive awards which generally reflect the market-median value of annual stock awards.

After due consideration and pursuant to its authorization under the 2005 LTIP, the committee approved and implemented a three-year incentive award plan (“Three-Year LT Incentive Plan”) in March 2006 based on certain performance metrics in the 2005 LTIP. PM&P assisted the committee in the formulation of the Three-Year LT Incentive Plan, including the development of performance measure targets to determine ultimate payouts. Under the Three-Year LT Incentive Plan, the executive officers and certain other management personnel (total of 13 participants) may earn restricted stock over three years based on the Company achieving pre-established performance targets based on the following performance metrics and respective weighting for each performance metric:
•	earnings per share (40% weighting), subject to a negative multiplier of 50% if the Company’s EPS growth is less than 75% of the EPS growth of its peer group and subject to a positive multiplier of 150% if the Company’s EPS growth is more than 125% of the EPS growth of its peer group,

•	cash flow (40% weighting), and

•	debt to capital ratio (20% weighting).
The relative performance measures in the Three-Year LT Incentive Plan are used to compare our performance with that of the peer group that was determined in 2006, which includes the following companies: Nabors Industries, Ltd., Helmerich & Payne Inc., Pride International, Inc. and Hercules Offshore, Inc.
The restricted stock award that may be earned in any given year depends on the Company’s performance measure targets that were established based on the Five-Year Strategic Plan. Superior performance, meaning targets for all performance metrics have been achieved or exceeded both annually and for the cumulative three year measurement period, would result in earning total awards which would compare to the upper 25% of the peer group. If the Company incurs a net loss (or has no net income) in any given year, the “annual” portion of the restricted stock awards are forfeited for that year. In addition, EPS, debt/capital ratio and/or cash flow underperformance in any particular year during the three-year plan will negatively impact the cumulative award. The committee sets the minimum, target and maximum levels in accordance with the performance measure targets established in the Company’s Five-Year Strategic Plan.
Performance measure target award levels are set for each participant based on the relative base salary of each executive officer. The projected number of shares to be granted at target over the life of the Three-Year LT Incentive Plan for all 13 participants is approximately 1.7 million shares, of which 1,134,000 shares may be earned and granted to the named executive officers. For each participant a maximum of 25% of the total award can be earned the first year, 30% the second year and 45% the third year. Annual awards are not determinable by the committee until peer performance data is available and analyzed by PM&P relative to that of the Company’s performance data. When actual performance satisfies the pre-determined performance measure targets, which include both relative and absolute measures, the awards are typically granted before the end of March. The annual portion of the awards vest evenly over a two-year period. The cumulative portion of the award builds each year and is only quantified and granted if the Company’s three year performance satisfies the pre-determined performance goals at the end of the three-year period. After a cumulative award is granted it vests in equal amounts over the following two years. We have structured the awards under the Three-Year LT Incentive Plan so that they are weighted more heavily at the end of the three-year period. This results in the cumulative award for the three-year performance period comprising 62.5% of the target award level. As with the annual award portion of the Three-Year LT Incentive Plan, the cumulative award is dependent upon a combination of Company performance and relative performance against the peer group. If the Company performs at or near target level performance, the awards generated under this plan will be competitive.
Similar to the ICP, the Three-Year LT Incentive Plan is consistent with the Company’s philosophy of tying a significant portion of each executive’s compensation to performance, thereby strengthening the link between shareholder interests and the compensation awards to our executives. This plan differs from the ICP in that it also provides long-term retention benefits, because the executive officers must remain in the employ of the Company for five years from the inception date of the plan until all the shares vest in order to receive the full benefit, subject to exceptions for termination of executives not for cause, termination for good reason, termination due to death or disability and termination due to change in control.
The performance metrics and performance measure targets for the third year of the Three-Year LT Incentive Plan (2008), as well as the actual financial results for 2008 and the adjusted results excluding the goodwill writedown, are set forth below, including the final 2008 annual awards earned and the 2008 Annual awards granted after a 20% reduction by the committee:

	2008 Annual Performance
	Metrics			Performance Results
							Perform-
				2008	2008		ance	Perform-
				(actual	(eliminating		Index	ance
				reported	goodwill		(as	Index
Metric	Min.	Target	Max.	financials)	writedown)		reported)	(adjusted)
Annual EPS Growth	$0.05	$0.10	$0.10	($0.60)	0.09		0.00	0.89

Annual Cash Flow Growth ($ millions)	-$15	$0	$23	$26	$26		2.00	2.00

Debt to Cap	45.2%	41.3%	37.0%	44.7%	41.6%		0.56	0.97

2008 Annual awards						253,093	shares
20% Committee reduction							(50,618)
Final 2008 Annual awards granted						202,475	shares
The performance metrics and performance measure targets for the 2008 cumulative award, as well as the actual results for the three year cumulative period and the adjusted results excluding the goodwill writedown, are set forth below:

	Three Year Cumulative
	Targets			Performance Results
				Three-year	Three-Year		Perform-
				(actual	(eliminating		ance	Perform-
				reported	goodwill		Index (as	ance Index
Metric	Min.	Target	Max.	financials)	writedown)		reported)	(adjusted)
Cumulative EPS Growth	$0.15	$0.43	$0.66	($0.03)	0.66		0.00	2.00

Cumulative Cash Flow Growth	$24	$74	$124	$131	$131		2.00	2.00

Debt to Cap	45.2%	41.3%	37.0%	44.7%	41.6%		0.56	0.97

2008 Cumulative Award						782,008	shares
For similar reasons as stated in describing the process for determining the 2008 ICP final performance index under Incentive Compensation Plan (ICP) at page 37 above, the committee determined to exclude the goodwill writedown in determining the Three Year LT Incentive Plan awards, but the committee determined to reduce the 2008 annual awards by 20%. Based on this analysis, the committee approved an aggregate 2008 Annual Award of 202,475 shares for the Three Year LT Incentive Plan participants, which shares will vest over the following two years.
Based upon the Company’s performance over the plan’s three year performance, the committee used the scorecard prescribed by the plan , and awarded 782,008 shares for the 2008 cumulative award, which together with the cumulative shares earned in 2006 and 2007, the committee awarded the participants in the Three Year LT Incentive Plan a total 1,893,639 cumulative shares, will vest over the following two years.
Award agreements will be issued for both the annual and cumulative portion of the Three Year LT Incentive Plan.
2009 Long-Term Incentive Plan. Because the Three Year LT Incentive Plan described above expired on December 31, 2008, the committee is developing a new rolling three-year incentive award plan (“2009 LT Incentive Plan”) which it anticipates approving by March 31, 2009. The primary goals of the 2009 LT Incentive Plan are (1) to incentivize top management to make good long-term decisions, (2) to obtain and retain executives and (3) to align management’s compensation with shareholder interests. PM&P is assisting the committee in the design of the 2009 LT Incentive Plan, including recommendations as to the allocation of payout between time-based restricted stock awards and performance-based restricted stock awards, and the development of the performance metrics and targets. It is expected that under the new 2009 LT Incentive Plan, every three years the executive officers and certain middle management personnel may earn awards of restricted stock which are allocated as follows: (i) 1/3 of the total target grant will be in time-based restricted stock awards granted at the commencement of each three year period, i.e., each year a time-based restricted stock award is granted to each executive which will vest 100% at the end of the third year and (ii) 2/3 of the total target grant will be granted in performance-based restricted stock awards based on performance targets established at the commencement of each three year period, 1/2 of which are based on total shareholder return (“TSR”) relative to the peer group and 1/2 of which are based on return on capital employed (“ROCE”) relative to the peer group, i.e., each year a performance-based restricted stock award is made to each executive which will be earned and vested at the end of the third year if performance targets established by the committee at the beginning of each three year period are satisfied. The committee will retain the discretion to adjust the final awards up or down by 20% and the discretion to issue the awards in cash. The following table illustrates the granting, earning and vesting of time-based and performance-based restricted stock awards under the 2009 LT Incentive Plan:

Parker’s achievement of TSR and ROCE over the respective 3-year performance periods will be analyzed in relation to the performance of our peer group. Parker’s performance will be ranked within the peer group, resulting in the application of a single multiplier to the target award value under each performance measure. In order for performance shares to be earned at the end of the performance period, the minimum performance goals must be met. If the minimum performance goals are met, the final number of shares awarded will range from 0.5X to 2.0X of the original award. If the minimum performance goals are not met, no performance shares will vest.
Restricted Stock Grants. It is the intent of the committee that long-term compensation programs like the Three Year LT Incentive Plan and 2009 LT Incentive Plan will substantially replace the traditional grants of stock options or restricted stock for executive officers, subject to exceptional circumstances where a unique award is appropriate to attract or retain key personnel. These awards also provide an opportunity for increased equity ownership by the executives to further the link between the creation of shareholder value and long-term incentive compensation and aligning the interests of the two groups.
All restricted stock earned under the Three-Year LT Incentive Plan and any time-based restricted stock grant, as is the case with the earlier grants of restricted stock and stock options, will be forfeited if they are not vested prior to the date the executive officer terminates his employment, except in the cases of termination of executives not for cause, termination for good reason, termination due to death or disability and termination due to a change in control. It is anticipated that under the terms of the 2009 LT Incentive Plan, all performance-based restricted stock granted under the 2009 LT Incentive Plan will be forfeited if the executive’s employment is terminated prior to the end of the performance period, except in the following situations:
–	a change in control situation would result in 100% immediate vesting of all time-based restricted stock and performance-based restricted stock would immediately be deemed to be 100% earned,

–	death or disability would result in 100% immediate vesting of all time-based restricted stock and pro-rata earning of performance-based restricted stock at period end based on actual performance,

–	involuntary, not for cause terminations would result in a pro-rata vesting of time-based and performance-based restricted stock, and

–	retirement at normal retirement age of 60 or as otherwise permitted in the Individual Incentive Agreement would result in a pro-rata vesting of time-based and performance-based restricted stock.
Executive Stock Ownership Guidelines. In 2008, the committee approved stock ownership guidelines for the named executive officers of 5X base salary for the CEO and COO and 4X base salary for the other named executive officers. The ownership guidelines are phased in over a five year period from the date the officer was appointed to the respective position.
Perquisites and Other Personal Benefits. Consistent with our compensation philosophy, we provide certain perquisites to our executive officers, which the Company and the committee believe are reasonable and which better enable the Company to attract and retain employees for key positions. The committee periodically reviews the levels of perquisites provided to the named executive officers.
Certain of the executive officers are provided with a car allowance, life insurance, club dues and home use of computer equipment. Personal use of corporate aircraft is restricted to senior management, subject to the approval of the Chief Executive Officer.
Specific information regarding these perquisites and the incremental cost to the Company for providing these perquisites is set forth in the Summary Compensation Table and the footnotes at page 45 of this Proxy Statement.
Impact of Accounting and Tax Treatments
Tax Treatment. Section 162(m) of the Internal Revenue Code limits corporate tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and shareholders have approved the compensation arrangements. While the restricted stock grants to the executives in the past three years have a material performance-based component, these awards do not qualify as performance-based under 162(m). The Compensation Committee remains aware of these provisions and may in the future determine to make grants under the 2005 LTIP whereby all or any such awards may qualify for deductibility, but the committee has not yet adopted a formal policy with respect to qualifying compensation paid to its executive officers for an exemption from this limitation on deductibility imposed by this section.
Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company has amended all of its deferred compensation agreements in compliance with the statutory provisions.
Post-Employment Benefits
The Company has entered into employment agreements with its executive officers which provide for the payment of severance and other post-termination benefits upon the occurrence of specified events, including termination of employment (with and without cause) and in the event of a change in control of the Company. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 49.
The terms of the employment agreement for the Chief Executive Officer and Chief Financial Officer were based primarily on the key terms contained in the employment agreements of our peer companies. Although peer comparisons were a factor in negotiating employment agreements with our other executive officers, a significant factor in the negotiation of termination of employment provisions to be included in their employment agreements was the provision of a fixed amount of compensation intended to offset any potential loss of compensation in leaving their prior employers or in choosing the Company’s offer of employment over other employment opportunities. As part of the analysis conducted when negotiating, the committee weighed the aggregate potential obligations of the Company that would result with hiring the executive against the potential value created by adding the executive to our management team.
In 2008, the committee analyzed the termination and change in control provisions of these employment agreements for the purpose of determining whether or not these provisions are necessary and appropriate under the present circumstances of each executive officer and the competitive environment of the Company. As part of this analysis, the committee considered the information provided by the Company and PM&P, as described above, as well as the total amount of compensation that would be payable to each executive officer in a change in control situation. In addition, the committee considered the report of PM&P which provided a synopsis of related practices of peer companies indicating that a significant majority have similar agreements with executive officers regarding termination and change in control events.
Based upon the above analysis, the Company and the committee believe that the terms and conditions of these employment agreements are reasonable and will help the Company retain the executive talent needed to achieve the objectives of our strategic plan. In particular, the severance agreements, in the event of a change in control, will allow our executives to focus their attention on the performance of their duty to act in the best interests of the shareholders without being concerned about their job security. We believe this is instrumental in promoting continuity of senior management.
Compensation-Related Policies
As noted above, the 2005 LTIP authorizes the granting of traditional awards of stock options and restricted stock, in addition to the annual incentive cash compensation plan and the long-term incentive equity plans described above. Upon approval of the 2005 LTIP by the shareholders in 2005, all other existing stock plans were frozen and all shares available for granting under the frozen plans were listed on the NYSE and authorized for granting under the 2005 LTIP. The committee adopted a general practice in 2002 that restricted stock awards were to be preferred over stock options, based in part on the fact that the ability to tie vesting to performance restrictions better aligned the executives’ compensation with the interests of shareholders. Since that time all stock option grants to executive officers have been in connection with the hiring of executive officers, with one exception. Each of these grants has been at a strike price equal to or greater than the closing price of the Company’s Common Stock on the NYSE on the date the grant was approved by the committee, in accordance with the terms of the 2005 LTIP.
Because stock option grants under the 2005 LTIP are used primarily for new hires, the Company has not established a policy regarding the timing of stock option grants.
In certain instances, the committee and management have determined it is appropriate to have a formal policy regarding certain compensation matters. During 2006, the committee recommended a formal policy, with input from PM&P and Company benefits counsel, on the use of corporate aircraft. Adopted by the Board in early 2007, this policy restricts the personal use of the Company’s corporate aircraft and requires that all personal use must be approved by the Chief Executive Officer.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

R. Rudolph Reinfrank, Chairman
John W. Gibson, Jr.
Robert E. McKee III
Robert W. Goldman

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned by the principal executive officer (“PEO”), the principal financial officer (“PFO”) and the three most highly compensated executive officers of the Company, other than the PEO and the PFO (collectively, the “Named Executive Officers”), for the year ended December 31, 2008. A description of the material terms of the employment agreements for each of the Named Executive Officers is found at page 50 et seq.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
						Plan	Compensa-	All Other
				Stock	Option	Compensa-	tion	Compensa-
Name and Principal		Salary	Bonus	Awards	Awards	tion	Earnings	tion	Total
Position	Year	($)	($)	($)(1)	($)	($)(2)	($)	($)(3)(4)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Parker Jr.-PEO	2008	606,835	0	795,583	0	637,177	0	72,263	2,111,858
	2007	583,358	0	1,954,142	0	577,524	0	69,828	3,184,852
	2006	550,000	0	1,216,294	0	830,500	0	56,246	2,653,040
Mr. Brassfield-PFO	2008	295,634	0	289,749	0	232,812	0	24,104	842,299
	2007	265,184	0	506,196	0	196,900	0	25,731	994,011
	2006	250,000	0	303,104	0	283,125	0	23,846	860,075
Mr. Mannon- President & COO	2008	476,300	0	402,702	0	376,086	0	37,045	1,292,133
	2007	416,627	0	1,003,510	0	309,600	0	47,191	1,776,388
	2006	347,923	0	745,540	0	396,375	0	40,717	1,530,555
Mr. Graham-VP Engineering	2008	282,079	0	242,983	0	144,042	0	26,907	696,011
	2007	260,942	0	327,145	0	129,165	0	23,257	740,510
	2006	244,857	0	230,599	0	185,730	0	23,335	684,521
Mr. Potter-VP & General Counsel	2008	291,131	0	191,529	0	152,843	0	19,334	654,837
	2007	275,750	0	349,737	0	136,496	0	11,250	773,233
	2006	255,637	0	242,511	0	196,300	0	8,800	703,248

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, in accordance with FAS 123R of awards pursuant to the 2005 Long-Term Incentive Plan and thus may include amounts from awards granted in and prior to 2008, 2007 and 2006, respectively. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

(2)	The amounts in column (g) reflect the cash awards that were earned by the named individuals under the ICP, which is discussed in further detail on page 36 under the heading “Annual Incentive Compensation Plan.”

(3)	The amounts in column (i) for 2008 include for each named executive officer the matching contributions allocated by the Company to each of the named executive officers pursuant to the Stock Bonus Plan (401(k)).

(4)	The amounts in column (i) for 2008 also include for each named executive officer:

(a) the value attributable to life insurance benefits provided to the named executive officer;

(b) a car allowance; and

(c) club dues (none for either Mr. Brassfield or Mr. Potter).

(5)	In addition to the items noted in footnotes (3) and (4) above, the amount in column (i) for 2008 includes:

(a) the cost of tax preparation services for Mr. Parker Jr. ($22,111); and

(b) personal use of corporate aircraft by Mr. Parker Jr. ($4,074) and Mr. Mannon ($2,612).

The aggregate incremental cost of Mr. Parker Jr.’s and Mr. Mannon’s personal use of corporate aircraft is determined on a per flight basis and includes the direct operating costs for the flight staging, the cost of landing fees, trip related hangar and parking costs, crew expenses and other variable costs attributable to a specific trip. The incremental cost to the Company for providing all other perquisites listed is based on invoices from the persons or entities providing the services.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

								All Other
								Stock	All Other
								Awards:	Option
								Number	Awards:	Exercise	Grant Date
								of	Number	or Base	Fair Value
								Shares	of	Price of	of Stock
		Estimated Possible Payouts Under						of Stock	Securities	Option	and Option
	Grant	Non-Equity Incentive Plan			Estimated Future Payouts			or Units	Underlying	Awards	Awards
Name	Date	Awards(1)			Under Equity Incentive Plan Awards			(#)(2)	Options (#)	($/Sh)	($)(3)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)

Robert L. Parker Jr., PEO	3/20/08							78,683			437,477
	n/a	303,417	606,835	1,213,670
W. Kirk Brassfield, PFO	3/20/08							28,656			159,327
	n/a	110,863	221,725	443,451
David C. Mannon	3/20/08							39,827			221,438
	n/a	178,612	357,225	714,450
Denis Graham	3/20/08							17,485			97,217
	4/4/08							50,000			353,000
	n/a	70,520	141,039	282,079
Ronald C. Potter	3/20/08							18,942			105,318
	n/a	72,783	145,565	291,131

(1)	The amounts shown in columns (c) through (e) reflect potential payouts under the ICP which is described in detail on page 36. The amount in column (c) is the amount that the executive will earn if the threshold, which is 25% -50% of base salary, is met, depending on the executive. The amount in column (d) is 50% to 100% of the base salary of the executive. The amount in column (e) is 100% to 200% of the base salary of the executive.

(2)	The amounts shown in column (i) reflect the number of shares of stock granted to each named executive officer pursuant to the 2005 Long-Term Incentive Plan. The restricted stock was granted to each executive pursuant to an award agreement providing for vesting in equal amounts on the first and second anniversary dates of the grant.

(3)	Determined based on the number of shares in column (i) times the closing price of the Company’s Common Stock on March 20, 2008 of $5.56.

(4)	For Mr. Graham, determined based on the number of shares in column (i) times the closing price of the Company’s Common Stock on April 4, 2008 of $7.06.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:			Number of	Market	Number of	Payout Value
			Number of			Shares or	Value of	Unearned	of Unearned
	Number of	Number of	Securities			Units of	Shares or	Shares, Units	Shares, Units
	Securities	Securities	Underlying			Stock	Units of	or Other	or Other
	Underlying	Underlying	Unexercised	Option		That	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options	Options	Options	Price	Expiration	Vested	Vested	Vested	Vested
	(#)	(#)	(#)	($)	Date	(#)(1)	($)(2)	(#)	($)
Name	Exercisable	Unexercisable
Mr. Parker Jr.- PEO	0	0
						180,100	489,872
Mr. Brassfield- PFO	0	0
						77,334	210,348
Mr. Mannon- President & COO	25,000	0		3.85	1/3/12
						171,244	465,784
Mr. Graham- VP Engineering	0	0
						60,334	164,108
Mr. Potter- VP & General Counsel	25,000	0		2.61	7/15/10
						43,234	117,596

(1)	Amounts in column (g) vest as follows:

Mr. Parker Jr. — 60,750 will vest on March 8, 2009, 39,341 will vest on March 19, 2009, 40,667 will vest on May 6, 2009 and 39,342 will vest on March 19, 2010.

Mr. Brassfield- 22,125 will vest on March 8, 2009, 14,328 will vest on March 19, 2009, 14,667 will vest on April 6, 2009 and 14,328 will vest on March 19, 2010.

Mr. Mannon — 30,750 will vest on March 8, 2009, 19,913 will vest on March 19, 2009, 20,667 will vest on May 6, 2009, 20,000 will vest on July 11, 2009, 19,914 will vest on March 19, 2010, 20,000 will vest on July 11, 2011 and 20,000 will vest on July 11, 2012.

Mr. Graham — 13,500 will vest on March 8, 2009, 8,742 will vest on March 19, 2009, 9,000 will vest on May 6, 2009, 8,743 will vest on March 19, 2010 and 50,000 will vest on April 4, 2012.

Mr. Potter — 14,625 will vest on March 8, 2009, 9,471 will vest on March 19, 2009, 9,667 will vest on April 6, 2009 and 9,471 will vest on March 19, 2010.

(2)	Based on closing price of Company Common Stock on December 31, 2008 of $2.72.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
Mr. Parker Jr.- PEO	195,000	1,250,025	141,417	995,193

Mr. Brassfield-PFO	65,000	321,650	21,334	296,319

Mr. Mannon	0	0	88,083	835,970

Mr. Graham	35,000	249,900	29,167	202,581

Mr. Potter	12,500	92,375	30,958	214,287

(1)	Value based on closing price of Company Common Stock on date of vesting.
EMPLOYMENT AGREEMENTS
Each of the current executive officers has an employment agreement with the Company, all of which became effective in 2002, with the exception of Mr. Mannon’s and Mr. Potter’s, which became effective in January 2005 and June 2003, respectively. The term of each agreement is for three years and each provides for automatic extensions of two years, with the exception of Mr. Graham’s, Mr. Potter’s and Mr. Brassfield’s, whose agreements are for two years with automatic two year extensions. The employment agreements provide for the following benefits:
•	payment of current salary, which may be increased upon review by the CEO (or the Board in the case of the CEO/Chairman) on an annual basis but cannot be reduced except with consent of the executive,

•	payment of bonuses of up to 100% (75% for Mr. Mannon and Mr. Brassfield, and 50% for Mr. Graham and Mr. Potter) of salary based on meeting certain incentives,

•	to be eligible to receive stock options and to participate in other benefits, including without limitation, paid vacation, 401(k) plan, health insurance and life insurance.
The employment agreements also restrict the executive officers from engaging in business that competes with the Company and from soliciting employees of the Company for one year after their employment with the Company terminates.
The post termination payments payable under certain events are discussed in the table and accompanying narrative in the section titled “Potential Payments Upon Termination or Change in Control” immediately following.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2008.
The following table describes the potential payments upon termination or change in control of the Company for Mr. Robert L. Parker Jr., the Company’s Chairman of the Board, President and Chief Executive Officer.

			Involuntary	For
Executive			Not for	Cause	Involuntary		Death
Benefits and	Voluntary	Normal	Cause	Termi-	Good Reason	Change In	or
Payments Upon	Termination	Retirement	Termination	nation	Termination	Control	Disability
Termination	($)	(2) ($)	(2) ($)	($)	(2) ($)	(3)(4) ($)	(2) ($)

Compensation:
Base Salary ($606,835)	(1)	1,213,670	1,213,670	0	1,213,670	1,820,505	1,213,670
Annual Incentive Compensation	0	1,661,000	1,661,000	0	1,661,000	2,491,500	1,661,000
Long-term Incentives
Stock Options
Unvested and Accelerated	0	0	0	0	0	0	0
Restricted Stock
Unvested and Accelerated	0	489,872	489,872	0	489,872	489,872	489,872
Benefits and Perquisites:
Post-retirement health care (5)	0	24,168	24,168	0	24,168	36,252	24,168
Accrued Vacation Pay		45,485	45,485	45,485	45,485	45,485	45,485
Tax Gross-Up	0	0	0	0	0	0	0
Total:	45,485 (1)	3,434,195	3,434,195	45,485	3,434,195	4,883,614	3,434,195

(1)	Would receive salary for the remainder of the month in which terminated. The total amount shown does not include any amount for such salary.

(2)	In the event of termination due to any of these reasons, Mr. Parker Jr.’s employment agreement provides that he shall be paid a lump sum amount equal to two times the highest base salary he was paid during previous three years, two times the highest annual bonus paid during previous three years and two years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(3)	In the event of termination due to a Change in Control, Mr. Parker Jr.’s employment agreement provides that he shall be paid three times the highest base salary he was paid during previous three years, three times the highest annual bonus paid during previous three years and three years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(4)	Executive is paid current year’s bonus based on 100% of base salary.

(5)	Value based on COBRA rate.

The following table describes the potential payments upon termination or change in control of the Company for Mr. W. Kirk Brassfield, the Company’s Chief Financial Officer.

			Involuntary	For
Executive			Not for	Cause	Involuntary		Death
Benefits and	Voluntary	Normal	Cause	Termi-	Good Reason	Change In	Or
Payments Upon	Termination	Retirement	Termination	nation	Termination	Control	Disability
Termination	($)	(2) ($)	(2) ($)	($)	(2) ($)	(3) (4)($)	(2) ($)

Compensation:
Base Salary ($295,634)	(1)	443,451	443,451	0	443,451	886,902	443,451
Annual Incentive Compensation	0	759,294	759,294	0	759,294	1,518,588	759,294
Long-term Incentives
Stock Options
Unvested and Accelerated	0	0	0	0	0	0	0
Restricted Stock
Unvested and Accelerated	0	178,019	178,019	0	178,019	178,019	178,019
Benefits and Perquisites:
Post-retirement health care (5)	0	18,126	18,126	0	18,126	36,252	18,126
Accrued Vacation Pay	20,667	20,667	20,667	20,667	20,667	20,667	20,667
Tax Gross-Up	0	0	0	0	0	513,271	0
Total:	20,667 (1)	1,419,557	1,419,557	20,667	1,419,557	3,153,699	1,419,557

(1)	Would receive salary for the remainder of the month in which terminated. The total amount shown does not include any amount for such salary.

(2)	In the event of termination due to any of these reasons, Mr. Brassfield’s employment agreement provides that he shall be paid a lump sum equal to one and one-half times the highest base salary he was paid during previous three years, one and one-half times the highest annual bonus paid during previous three years and one and one-half years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(3)	In the event of termination due to a Change in Control, Mr. Brassfield’s employment agreement provides that he shall be paid three times the highest base salary he was paid during previous three years, three times the highest annual bonus paid during previous three years and three years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(4)	Executive is paid current year’s bonus based on 100% of base salary.

(5)	Value based on COBRA rate.

The following table describes the potential payments upon termination or change in control of the Company for Mr. David C. Mannon, the Company’s President and Chief Operating Officer.

			Involuntary	For
Executive			Not for	Cause	Involuntary		Death
Benefits and	Voluntary	Normal	Cause	Termi-	Good Reason	Change In	Or
Payments Upon	Termination	Retirement	Termination	nation	Termination	Control	Disability
Termination	($)	(2) ($)	(2) ($)	($)	(2) ($)	(3)(4) ($)	(2) ($)

Compensation:
Base Salary ($476,300)	(1)	952,600	952,600	0	952,600	1,428,900	952,600
Annual Incentive Compensation	0	792,750	792,450	0	792,450	1,189,125	792,750
Long-term Incentives
Stock Options
Unvested and Accelerated	0	0	0	0	0	0	0
Restricted Stock
Unvested and Accelerated	0	465,784	465,784	0	465,784	465,784	465,784
Benefits and Perquisites:
Post-retirement health care (5)	0	24,268	24,268	0	24,268	36,252	24,268
Accrued Vacation Pay	36,638	36,638	36,638	36,638	36,638	36,638	36,638
Tax Gross-Up	0	0	0	0	0	0	0
Total:	36,638 (1)	2,272,040	2,272,040	36,638	2,272,040	3,156,699	2,272,040

(1)	Would receive salary for the remainder of the month in which terminated. The total amount shown does not include any amount for such salary.

(2)	In the event of termination due to any of these reasons, Mr. Mannon’s employment agreement provides that he shall be paid a lump sum equal to two times the highest base salary he was paid during previous three years, two times the highest annual bonus paid during previous three years and two years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(3)	In the event of termination due to a Change in Control, Mr. Mannon’s employment agreement provides that he shall be paid three times the highest base salary he was paid during previous three years, three times the highest annual bonus paid during previous three years and three years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(4)	Executive is paid current year’s bonus based on 100% of base salary.

(5)	Value based on COBRA rate.

The following table describes the potential payments upon termination or change in control of the Company for Mr. Denis Graham, the Company’s Vice President-Engineering.

			Involuntary	For
Executive			Not for	Cause	Involuntary		Death
Benefits and	Voluntary	Normal	Cause	Termi-	Good Reason	Change In	Or
Payments Upon	Termination	Retirement	Termination	nation	Termination	Control	Disability
Termination	($)	(2) ($)	(2) ($)	($)	(2) ($)	(3)(4) ($)	(2) ($)

Compensation:
Base Salary ($282,079)	(1)	282,079	282,079	0	282,079	846,237	282,079
Annual Incentive Compensation	0	185,730	185,730	0	185,730	557,190	185,730
Long-term Incentives
Stock Options
Unvested and Accelerated	0	0	0	0	0	0	0
Restricted Stock
Unvested and Accelerated	0	244,786	244,786	0	244,786	244,786	244,786
Benefits and Perquisites:
Post-retirement health care (5)	0	12,084	12,084	0	12,084	36,252	12,084
Accrued Vacation Pay	20,346	20,346	20,346	20,346	20,346	20,346	20,346
Tax Gross-Up	0	0	0	0	0	0	0
Total:	20,346 (1)	745,025	745,025	20,346	745,025	1,704,811	745,025

(1)	Would receive salary for the remainder of the month in which terminated. The total amount shown does not include any amount for such salary.

(2)	In the event of termination due to any of these reasons, Mr. Graham’s employment agreement provides that he shall be paid one times the highest base salary he was paid during previous three years, one and one-half times the highest annual bonus paid during previous three years and 18 months of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(3)	In the event of termination due to a Change in Control, Mr. Graham’s employment agreement provides that he shall be paid three times the highest base salary he was paid during previous three years, three times the highest annual bonus paid during previous three years and three years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(4)	Executive is paid current year’s bonus based on 100% of base salary.

(5)	Value based on COBRA rate.

The following table describes the potential payments upon termination or change in control of the Company for Mr. Ronald C. Potter, the Company’s Vice President & General Counsel.

			Involuntary	For
Executive			Not for	Cause	Involuntary		Death
Benefits and	Voluntary	Normal	Cause	Termi-	Good Reason	Change In	Or
Payments Upon	Termination	Retirement	Termination	nation	Termination	Control	Disability
Termination	($)	(2) ($)	(2) ($)	($)	(2) ($)	(3) (4)($)	(2) ($)

Compensation:
Base Salary ($291,131)	(1)	291,131	291,131	0	291,131	873,393	192,131
Annual Incentive Compensation	0	196,300	196,300	0	196,300	588,900	196,300
Long-term Incentives
Stock Options
Unvested and Accelerated	0	0	0	0	0	0	0
Restricted Stock
Unvested and Accelerated	0	117,596	117,596	0	117,596	117,596	117,596
Benefits and Perquisites:
Post-retirement health care (5)	0	12,084	12,084	0	12,084	36,252	12,084
Accrued Vacation Pay	21,500	21,500	21,500	21,500	21,500	21,500	21,500
Tax Gross-Up	0	0	0	0	0	458,170	0
Total:	21,500 (1)	638,611	638,611	21,500	638,611	2,095,811	638,611

(1)	Would receive salary for the remainder of the month in which terminated. The total amount shown does not include any amount for such salary.

(2)	In the event of termination due to any of these reasons, Mr. Potter’s employment agreement provides that he shall be paid one times the highest base salary he was paid during previous three years, one and one-half times the highest annual bonus paid during previous three years and 18 months of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(3)	In the event of termination due to a Change in Control, Mr. Potter’s employment agreement provides that he shall be paid three times the highest base salary he was paid during previous three years, three times the highest annual bonus paid during previous three years and three years of continued health benefits, plus accrued vacation pay and acceleration of all unvested restricted stock grants.

(4)	Executive is paid current year’s bonus based on 100% of base salary.

(5)	Value based on COBRA rate.

EQUITY COMPENSATION PLAN INFORMATION
The following table lists the equity compensation plan information for plans approved by security holders and the equity compensation plans not approved by security holders as of December 31, 2008:

	A	B	C
NUMBER OF
SECURITIES
REMAINING AVAILABLE
	NUMBER OF		FOR FUTURE
	SECURITIES		ISSUANCE
	TO BE ISSUED UPON	WEIGHTED-AVERAGE	UNDER EQUITY
	EXERCISE OF	EXERCISE PRICE OF	COMPENSATION PLANS
	OUTSTAND-	OUT-	(EXCLUDING
	ING OPTIONS,	STANDING OPTIONS,	SECURITIES
	WARRANTS	WARRANTS AND	REFLECTED IN
PLAN CATEGORY	AND RIGHTS (#)	RIGHTS ($)	COLUMN A) (#)

Equity compensation plans approved by security holders	—	—	1,800,737 (3)

Equity compensation plans not approved by security holders	290,300 (1)	2.88	0

Total	290,300 (2)	2.88	1,800,737 (3)

(1)	These stock options were issued under the Parker Drilling 1997 Stock Plan (the “1997 Plan”), which was adopted as a broad-based plan pursuant to the NYSE regulations in existence at the time the 1997 Plan was adopted. Pursuant to the broad-based requirements of the NYSE, more than 50% of the stock awards under the 1997 Plan were granted to non-officers. The 1997 Plan provided for the issuance of stock options and restricted stock grants to officers, directors and consultants who were in a position to contribute to the growth, management and success of the business of the Company and its subsidiaries with additional incentive to promote the success of the Company and its subsidiaries.

(2)	Excludes grants of 1,458,716 shares of restricted stock which were granted under the 2005 LT Incentive Plan. See Note 9 to the financial statements in the Company’s Form 10-K filed March 2, 2009.

(3)	These shares are available for grants of restricted stock and various incentive awards under the 2005 LT Incentive Plan.

OTHER INFORMATION
If you have questions or need more information about the Annual Meeting, call 281-406-2000, or write to:
Parker Drilling Company
Corporate Secretary
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or mark, sign, date and promptly return your completed proxy in the enclosed envelope. The toll free number to vote by telephone is at no cost to you. No postage is required for mailing in the United States.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting To Be Held on April 21, 2009
Shareholders may view this Proxy Statement and our 2008 Annual Report to Shareholders over the Internet by accessing our Web site at http://www.parkerdrilling.com. Information on our Web site does not constitute a part of this Proxy Statement.
By order of the Board of Directors,
Ronald C. Potter
Corporate Secretary
Houston, Texas
March 12, 2009

Annual Report
The Company has provided to each person whose proxy is being solicited a copy of its 2008 Annual Report to Shareholders. The Company will provide without charge to each person who requests, a copy of the Company’s Annual Report on Form 10-K (including the financial statements and financial schedules thereto) required to be filed with the Securities and Exchange Commission for the year ended December 31, 2008. Such requests should be directed to Mr. Rich Bajenski, Investor Relations Department, Parker Drilling Company, 1401 Enclave Parkway, Suite 600, Houston, Texas 77077.
Shareholders are invited to keep current on the Company’s latest contracts, news releases and other developments throughout the year by way of the Internet. The Parker Drilling Company homepage can be accessed by setting your World Wide Web browser to http://www.parkerdrilling.com for regularly updated information.

® PARKER DRILLING COMPANY ATTN: RONALD C. POTTER 1401 ENCLAVE PARKWAY SUITE 600 HOUSTON, TX 77077 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PRKDR1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
PARKER DRILLING COMPANY The Board of Directors Recommends a Vote FOR Items 1 and 2. Vote On Directors 1. Election of directors — director nominees: 01) R. Rudolph Reinfrank
02) Robert W. Goldman For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
For Against Abstain Vote On Proposal 2. PROPOSAL TO RATIFY the appointment of KPMG LLP as independent registered public accounting firm for 2009. IN THEIR DISCRETION, the Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as your name(s) appear (s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PARKER DRILLING COMPANY ANNUAL MEETING OF SHAREHOLDERS Tuesday, April 21, 2009 10:00 a.m. Central Time Renaissance Houston Hotel 6 Greenway Plaza East Houston, Texas 77046 ADMISSION TICKET If you plan to attend the Annual Meeting of Shareholders, please detach the upper portion of this page and bring it with you to the meeting as it will serve as your admission ticket to the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Proxy Card are available at www.proxyvote.com. ? Please detach here ? PRKDR2 ® PARKER DRILLING COMPANY This proxy is solicited on behalf of the Board of Directors proxy The undersigned appoints ROBERT L. PARKER JR. and W. KIRK BRASSFIELD, or either of them, as Proxies, with the power of substitution, and authorizes them to represent the undersigned at the Annual Meeting of Shareholders to be held April 21, 2009, or any adjournment thereof, and to vote all the shares of common stock of Parker Drilling Company held of record by the undersigned on February 27, 2009, as designated on the reverse side. This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS IN EACH SUCH CASE. See reverse for voting instructions.